
                                                   UNITED STATES
                                         SECURITIES AND EXCHANGE COMMISSION

                                               Washington, D.C. 20549

                                                                                             OMB APPROVAL

                                                                                        OMB Number: 3235-0418
                                                                                        Expires: February 28, 2000
                                                                                        Estimated average burden
                                                                                        hours per response.. 138.0

                                                     FORM SB-2

                              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                                  (Amendment No. 1)

                                             ONLINE STOCK MARKET GROUP
                                ----------------------------------------------------
                                (Exact name of small business issuer in its charter)


      California                                    7389                                  95-4655142
-------------------------------          ----------------------------         ------------------------------------
(State or jurisdiction of              (Primary Standard Industrial           (I.R.S. Employer Identification No.)
incorporation or organization)          Classification Code Number)

                     1875 Century Park East, Suite: 1880, Los Angeles, CA 90067 (310) 201-9700
                     -------------------------------------------------------------------------
                           (Address and telephone number of principal executive offices)

                              1875 Century Park East, Ste: 1880, Los Angeles, CA 90067
                 --------------------------------------------------------------------------------
                 (Address of principal place of business or intended principal place of business)

           Michael B. Cratty, 1875 Century Park East, Suite: 1880, Los Angeles, CA 90067 (310) 201-9700
           --------------------------------------------------------------------------------------------
                             (Name, Address and telephone number of agent for service)

                                                     COPIES TO:

                  Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, NY 11509 (516) 371-4598

Approximate  date of  proposed  sale  to the  public:  As soon as  practicable  after  the  effective  date of this registration statement.

If this  form is filed to  register  additional  securities  for an  offering  pursuant  to Rule  462(b)  under the
Securities Act,  please check the following box and list the Securities Act  registration  statement  number of the earlier effective registration statement for the same offering. [ ]

If this form is a  post-effective  amendment  filed  pursuant to Rule 462(c) under the  Securities  Act,  check the following box and list the Securities  Act  registration  statement  number of the earlier  effective  registration statement for the same offering. [ ]

If this form is a  post-effective  amendment  filed  pursuant to Rule 462(d) under the  Securities  Act,  check the following box and list the Securities  Act  registration  statement  number of the earlier  effective  registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
Common Stock                 2,500,000                   $4.00                  $10,000,000.00          $2,640.00
---------------------------------------------------------------------------------------------------------------------

Title of each                  Share                 Proposed maximum          Proposed maximum         Amount of
class of securities         amount to be              offering price          aggregate offering     registration fee
to be registered             registered                  per unit                  price

Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (ss.230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                     An Initial Registered Public Offering

                           ONLINE STOCK MARKET GROUP

                        2,500,000 shares of common stock
        The purchase price of our shares offered to the public is $4.00.

We are selling 2,500,000 shares of common stock at no par value per share which represents 21% of the total outstanding shares based on the maximum amount of the offering. We are a California corporation. We have fixed the price of the 2,500,000 shares made in this offering at $4.00 each.

We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. We are offering a minimum of 100,000 shares at the offering price of $4.00 per share, for total minimum offering proceeds of $400,000. The proceeds will be held in escrow until we reach the minimum offering. If we reach the minimum offering, all escrowed proceeds will be released and used for the purposes described in Use of Proceeds hereafter. If we do not reach the minimum offering, we will return all proceeds to the subscribers along with the pro rata interest earned on their funds. The offering will remain open until June 30, 2001 and may be extended by a period of an additional year, unless we decide to cease selling efforts prior to this date.

This is our public offering, and no public market exists for our shares. We hope to list our shares on the Nasdaq SmallCap Market after we complete our offering.

Prior to this offering, there has been no public market for the shares and there can be no assurance that such a market will develop. We have determined the offering price for the common stock arbitrarily. The minimum subscription is 1000 shares.

The securities offered hereby are highly speculative and involve a high degree of risk. See the caption "Risk Factors" commencing on page 7.
                                                         PER SHARE           TOTAL
                                                                           MINIMUM         MAXIMUM
- ---------------------------------------------------------------------------------------------------
Public offering price .................................... $4.00           $400,000      $10,000,000
Underwriting discounts and commissions ...................  none             none           none
Proceeds, before expenses, to us.......................................... $400,000      $10,000,000
=====================================================================================================

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is         , 2000

                               TABLE OF CONTENTS

Summary .....................................................................  5
Our Company .................................................................  5
Risk Factors ................................................................  7
Use of Proceeds ............................................................. 19
Capitalization .............................................................. 20
Dilution .................................................................... 21
Business .................................................................... 22
Management Discussion of Analysis of Condition and Results of Operations .... 34
Principal Stockholders ...................................................... 36
Management .................................................................. 37
Certain Transactions ........................................................ 42
Description of Securities ................................................... 42
Shares Eligible for Future Sale ............................................. 44
Available Information ....................................................... 45
Dividend Policy ............................................................. 46
Stock Transfer Agent ........................................................ 46
Experts ..................................................................... 47
Legal Matters ............................................................... 47
Index to Financial Statements .............................................. F-1

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                                    Summary

                                  Our Company

         Online Stock Market Group is a California corporation formed in October 1997. We have 100% ownership of a full-service broker/dealer firm registered with the National Association of Securities Dealers. Our brokerage firm provides traditional brokerage services for individual and corporate investors, as well as state-of-the-art electronic online securities investing services on the Internet.

         We have authorized 20,000,000 shares at no par value per share. We are selling 2,500,000 shares of common stock which have no par value per share and which represents 21% of the total outstanding shares based on the maximum amount of the offering. We incorporated in October, 1997, as a California corporation. We have fixed the price of the 2,500,000 shares made in this offering at $4.00 each.

         We have established our own broker/dealer firm by forming a 100% owned subsidiary called Online Stock Market, Inc. ("OSM"), which is registered as a general securities brokerage firm with the NASD, SEC, and thirty-five states. We have begun staffing with securities professionals. OSM commenced operations and began opening customer trading accounts in December 1999. See "Business - Employees," and "Business - Government Regulation."

         The NASD has approved OSM to conduct the following kinds of business:

         (1) listed and Nasdaq securities,
         (2) corporate bonds,
         (3) mutual funds,
         (4) government securities,
         (5) oil and gas interests,
         (6) private placements, and
         (7) best-efforts underwriting.

         We also expect our brokerage firm to apply for regulatory approval to trade for its own account.

         We expect our revenues and profits, if any, to be earned from the following basic sources:

         (a) commissions earned when purchasing and selling securities for customers,

         (b) commissions and other underwriting fees earned when raising capital for other businesses,

         (c) financial consulting fees earned when assisting companies to establish web sites, and for other more traditional financial advisory services as allowed by law and regulation,

         (d) equity issued to us by companies for which we raise capital, including common stock, options, and warrants, and

         (e) if approved, potential profits earned from trading securities for our own account as a dealer.

There is no assurance that we or our securities broker/dealer will earn any profits or revenues. See "Risk Factors."

         Our executive offices are located at 1875 Century Park East, Suite 1880, Los Angeles, California 90067, and our telephone numbers are (888) 892-5578 and (310) 201-9700. Our Internet address is: www.obroker.com and our e-mail address is: info@obroker.com.

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                                                                          Page 5

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--------------------------------------------------------------------------------

                                  The Offering

Common stock offered
for sale hereby

                             Up to a maximum of 2,500,000 shares by us.

Offering Price

                             $4.00 per share  offered to the public.  The shares
                        are being sold on a "best efforts" basis.

Terms of the Offering

                             A minimum offering of 100,000 shares at $4.00 per
                        share, and proceeds of $400,000. Offering proceeds will be held in escrow until subscriptions reach the minimum offering. If we reach the minimum offering, all escrowed proceeds will be released and used for the purposes described in Use of Proceeds hereafter. If we do not reach the minimum, we will return all proceeds to the subscribers along with the interest earned on their funds. The offering will remain open until June 30, 2001, unless we decide to terminate the selling efforts prior to this date. The minimum subscription is 1,000 shares.

                                                  Common      Preferred
Authorized and                                     Stock        Stock
Outstanding                                        -----        ----
Shares of               Authorized:             20,000,000    4,000,000
Stock                   Outstanding:
                          Prior to Offering:     9,312,921    1,338,205
                          After Offering*:      11,812,921    1,338,205

*Assuming the maximum amount of the offering has been subscribed.

         Unless otherwise indicated, this prospectus assumes that no outstanding options or warrants are exercised to purchase additional shares.

Plan of Distribution

                             This is a direct participation offering with no
                        commitment by anyone to purchase any shares. Our principal executive officers and directors will offer and sell the shares on a best efforts basis, although we may also retain the services of one or more NASD registered broker/dealers as selling agents to make offers and sales on our behalf. The broker/dealers will receive a commission on their sales. None have been retained as of this date.

Use of Proceeds

                             Assuming that the entire offering is sold, then up
                        to the first $1,000,000 that we raise will be used to pay the expenses of the offering. The priority for funds raised in excess of that amount will be applied in the following order (1) marketing; (2) brokerage operations;
                        (3) technology; (4) personnel; (5) working capital; and
                        (6) expansion. See "Use of Proceeds."

--------------------------------------------------------------------------------
                                                                          Page 6

                                  Risk Factors

         This offering involves a high degree of risk. You should carefully consider the following risk factors before making an investment decision.

         We have a limited operating history and expect future losses, so that our profitability is uncertain.

         We were formed in October, 1997, and have only recently engaged in the broker/dealer business and have not begun to engage in underwriting or been approved to deal for our own account. Our executive officers do not have prior experience in supervising a general securities broker/dealer firm, although they have previously been registered with the NASD as representatives. We have received approval from the NASD which imposes limitations on the kinds of securities business we may conduct and the number of registered personnel we may engage. We are hiring registered securities professionals to operate our business. There is absolutely no assurance that we will be able to operate a general securities brokerage firm capable of conducting a securities brokerage and underwriting business. As a result of our lack of an operating history in any business, we do not have historical financial data on which to base operating expenses. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall of revenues. Accordingly, any significant shortfall of demand for our products and services in relation to our expectations would have an immediate adverse impact on our business, operating results, and financial condition.

We expect to have competition, some of which might be substantial.

         The market for our broker/dealer and underwriting business is intensely competitive and is characterized by rapid changes in technology and user needs as well as the frequent introduction of new services and web sites. Our principal competitors include other securities brokerage firms, many of which already provide online securities brokerage, underwriting, and related services. These competitors are licensed, operating, and well capitalized. These competitors have longer operating histories, greater name recognition, larger installed customer bases, and substantially greater financial, technical, and marketing resources than we do, which is a new business with no operating history. See "Business - Competition".

         We believe that the principal competitive factors which affect the market for our online brokerage services are quality of service, securities expertise, technical reliability, ease of use, graphical user interface look and feel, ability to respond to changing customer needs, depth and breadth of services, price, and financial strength. Other than licensing requirements, technical expertise, and the limited time available to enter the market, there are no significant proprietary or other barriers to entry that could keep potential competitors from developing or acquiring similar tools and providing competing services in our proposed market.

         Our ability to compete successfully in the securities business will depend in large part upon our ability to attract high quality securities professionals and new customers, develop product enhancements, and respond effectively to continuing technological changes. There can be no assurance that we will be able to compete successfully in the future, or that future competition for securities brokerage and financial services will not have a material adverse effect on our business, operating results, and financial condition.

We expect to require future additional capital.

         Our capital requirements depend on numerous factors, including the rate of market acceptance of our products and services, our ability to maintain and expand our customer base, the rate of expansion of our network infrastructure, the level of resources required to expand our market, information systems and research and development activities, the pricing and timing of acquisi-
tions, the availability of hardware and software provided by third party vendors, and other factors. We cannot accurately predict the timing and amount of these capital requirements. If capital requirements vary materially from those currently planned, or if we are unable to sell the entire amount of the
offering,   we  may  require  additional   financing  sooner  than  anticipated.
We do not anticipate requiring additional capital during the next twelve months. We have no commitments for any additional financing, and there can be no assurance that any commitments can be obtained on favorable terms, if at all.

         Any additional equity financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion, which could have a material adverse effect on our business, operating results and financial condition.

We are affected by general economic conditions, which may cause our business irreparable losses.

         We believe that the securities industry is necessarily affected by general economic conditions, which may affect interest rates, corporate earnings, employment, and specifically participation in the securities markets by the general public, investment professionals, and financial institutions. Unexpected market volatility or illiquidity or tightening of credit markets could adversely affect investors' perceptions of the market, resulting in less overall market volume. These events could have a material adverse affect on our business, possibly resulting in losses.

The speculative nature of the securities brokerage business may cause you a very high risk.

         The securities brokerage business is inherently speculative and risky. We have not hired the experienced securities professionals necessary to operate a securities brokerage firm, and there is no assurance that we will be able to hire such personnel. While our current officers have received the minimum registrations from the NASD to permit a brokerage firm to operate, there is no assurance that we will be able to retain these personnel. See "MANAGEMENT."

         The securities brokerage business requires extensive compliance procedures and policies, and involves substantial fiduciary duties to its clients. Brokerage firms can incur unexpected losses in a number of ways, including but not limited to the following:

         (1)      legal claims for misconduct by its brokers,

         (2) legal claims alleging the failure of the firm to conduct adequate due diligence on a securities underwriting,

         (3)      losses incurred in trading securities for its own account,

         (4) extensive costs incurred on securities offerings that are not completed, resulting in the failure to earn commissions and other incentive compensation,

         (5) loss of customers due to trading and investment losses incurred by them or for other reasons,

         (6) revocation of necessary government and NASD licenses due to violations of applicable rules and regulations by the firm,

         (7)      failure to obtain the necessary operating licenses, and

         (8) other risks inherent in establishing, owning, and operating a securities brokerage firm.

         In general, securities firms are directly affected by national and international economic and political conditions, broad trends in business and finance, and substantial fluctuations in volume and price levels of securities and futures transactions. In October 1987, October 1989, and April 2000, the stock market suffered three of the largest declines in history. As a result of these declines, many firms in the industry suffered financial losses, and the level of individual investor trading activity decreased. Reduced trading volume and prices have historically resulted in reduced transaction revenues. Periods of low volume would adversely affect our profitability because certain expenses, consisting primarily of salaries and benefits, computer hardware costs, and occupancy expenses, remain relatively fixed. Severe market fluctuations in the future could have a material adverse effect on our business, financial condition, and operating results. Certain of our competitors with more diverse product and service offerings may be better positioned to withstand such a downturn in the securities industry. See "RISK FACTORS - Competition." Our brokerage business, by its nature, would be subject to various other risks, including customer defaults and employees' misconduct and errors.

Our income could be affected by the market's volatility which affects electronic trading.

         We expect that most of our revenues will be from electronic brokerage services, and expect this business to continue to account for almost all of our revenues in the foreseeable future. As with other securities firms, we will be directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities and futures transactions.

         In recent months, the U.S. securities markets have fluctuated considerably and a downturn in these markets could adversely affect our operating results. In October 1987, October 1989, and April 2000, the stock market suffered major declines, as a result of which many firms in the industry suffered financial losses, and the level of individual investor trading activity decreased after these events. Reduced trading volume and prices have historically resulted in reduced transaction revenues. When trading volume is low, our profitability may be adversely affected because our overhead should remain relatively fixed. Severe market fluctuations in the future could have a material adverse effect on our business, financial condition, and operating results. Some of our competitors with more diverse product and service offerings might withstand such a downturn in the securities industry better than we would. See "Risk Factors-Competition."

We risk financial losses when we extend credit for margin trading.

         Our brokerage business, by its nature, is subject to various other risks, including customer default and employees' misconduct and errors. We allow certain customers to purchase securities on margin; therefore, we would be subject to risks inherent in extending credit. This risk is especially great when the market is rapidly declining and the value of the collateral we hold could fall below the amount of a customer's indebtedness. Under specific regulatory guidelines, any time we borrow or lend securities, we must correspondingly disburse or receive cash deposits. If we fail to maintain adequate cash deposit levels at all times, we could run the risk of loss if there are sharp changes in market values of many securities and parties to the borrowing and lending transactions fail to honor their commitments. Any such losses could have a material adverse effect on our business, financial condition and operating results.

Electronic and communications systems may fail.

         We expect our brokerage firm to receive and process trade orders through the Internet, online services, and touch-tone telephone. This method of trading is heavily dependent on the integrity of the electronic systems supporting it. We do not have our own proprietary electronic trading technology and must license the technology from another source. While we have identified and licensed a specific system, there is no assurance that it will be satisfactory or integrate and operate properly with our services. Orders placed from the close of the stock markets one day until the opening the next business day must be processed through the electronic system in a short period of time prior to the opening of the stock markets. Heavy stress placed on the systems during peak trading times could cause our systems to operate at unacceptably low speed or fail.

         Any significant degradation or failure of our systems or any other systems in the trading process, such as online service providers, third-party record keeping and data processing functions, and third-party software such as Internet browsers, even for a short time, could cause customers to suffer delays in trading. Such delays could cause substantial losses for customers and could subject us to claims from customers loss including litigation claiming fraud or negligence. Any such lawsuits would require the attention of senior management and could have a material adverse effect on our busi-ness, financial condition, and operating results.

         During a systems failure, we may be able to take orders by telephone. However, under applicable regulations, all our associates accepting telephone orders would have to have securities brokers' licenses. An adequate number of personnel with securities brokers' licenses may not be available to take calls in the event of a systems failure. There can be no assurance that our network structure will operate appropriately in the event of a sub-system, component, or software failure or that, in the event of an earthquake, fire, or any other natural disaster, power or telecommunications failure, act of God, or act of war, we will be able to prevent an extended systems failure. Any systems failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition, and operating results. In addition, we could receive adverse publicity in the press in the event of systems failures.

If we fail to service customers, we could lose customers or business.

         We may fall short of our target response time for customer service calls. Sub-optimal customer service would damage our reputation and lead customers to transfer their business to other online brokers, limit their trading activity, or cause them to refrain from electronic trading entirely. On any given day, a surge of activity could cause us to fail to provide adequate customer service. There can be no assurance that we will be able to serve our customers adequately, and the failure to do so could have a material adverse effect on our business, financial condition, and operating results.

There are risks associated with entering new markets.

         No assurance can be given that we will be able to successfully operate in any new markets. We plan to engage in best-efforts underwriting, raising public and private equity capital for companies over the Internet and other electronic media. In addition, our strategy provides full service electronic online brokerage services to our customers. There can be no assurance that we will be successful in our pursuit of these opportunities.

There are costs associated with clearing operations.

         We do not implement self-clearing operations because of the substantial capital commitments, financial risks, management requirements, and regulatory restraints involved in providing our own clearing operation. Consequently, we incur the costs of having a third party provide clearing services, which could have a material adverse effect on our business, financial condition, and operating results.

We are in an early stage of market development and depend on online commerce and the Internet.

         The market for electronic brokerage services, particularly over the Internet, is at an early stage of development and is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainly. With respect to us, this uncertainty is compounded by the risks that consumers will not adopt online commerce and that an appropriate infrastructure necessary to support increased commerce on the Internet will fail to develop, in each case, to a sufficient extent and within an adequate time frame to permit us to succeed.

         Sales of many of our services and products are expected to depend upon the adoption of the Internet by consumers as a widely used medium for commerce and communication. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary services and products, such as high speed modems and high speed communication lines. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, if critical issues concerning the commercial use of the Internet are not favorably resolved, if the necessary infrastructure is not developed, or if the Internet does not become a viable commercial marketplace, our business, financial condition, and operating results would be materially adversely affected.

         The large number of people who have historically relied on traditional means of commerce will only adopt online commerce if they can be persuaded to accept new and substantially different methods of conducting business. Moreover, we believe that our online brokerage services offer a distinctive look and functionality and, as a result, we may need to use intensive marketing and sales efforts to teach prospective customers about the benefits of our services and products. For example, consumers who already obtain brokerage services from more traditional full commission brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet. Moreover, the security and privacy concerns of existing and potential users of our services may inhibit the growth of online commerce generally, and online brokerage trading in particular, which could have a material adverse effect on our business, financial condition, and operating results.

Rapid technological change could result in delays in introducing new services and products.

         The information and financial services and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements, and emerging industry standards. The introduction of services or products embodying new technologies and the emergence of new industry standards and practices can render existing services or products obsolete and unmarketable. Our future success will depend, in part, on our ability to develop or implement leading technologies, develop new services and products that address the increasingly sophisticated and varied needs of our existing and prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

         The development of new services and products or enhanced versions of existing services and products entails significant technical risks. There can be no assurance that we will be successful in effectively using new technologies, adapting our services and products to emerging industry standards, or developing, introducing and marketing new or enhanced services and products. There is also no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of our services and products, or that any new service and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If we are unable, for technical or other reasons, to develop and introduce new or enhanced services and products in a timely manner in response to changing market conditions or customer requirements, or if new services and products do not achieve market acceptance, our business, financial condition, and operating results would be materially adversely affected.

There are risks associated with encryption technology.

         A significant barrier to online commerce and communication is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of algorithms used by us to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, financial conditions and operating results.

Our industry is substantially operated under government regulations.

         The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker/dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker/dealers, use and safe-keeping of customers' funds and securities, capital structure, record keeping, and the conduct of directors, officers, and employees. We are required to comply with many complex laws and rules.

         All securities brokerage firms and their sales, supervisory, and compliance personnel must be registered with the NASD, the SEC, and state securities agencies before they are permitted to engage in the securities business. The registration process is time consuming, expensive, and subject to regulatory discretion. Securities professionals must pass examinations and meet certain standards in order to receive registrations to engage in the business. Registered personnel must also complete continuing education programs annually to maintain their registrations. Securities brokerage firms must have registered principals responsible for managing the business and supervising brokers and other personnel, as well as strict compliance procedures and policies.

         Securities brokerage firms owe a fiduciary duty to all of their customers and have a due diligence responsibility to investors with respect to companies for which they raise capital. Securities brokerage firms are legally responsible for the conduct of their brokers and other employees in the course of providing services to customers. SEC rules and regulations require brokerage firms to maintain certain levels of financial reserves depending on the scope of their business. Public offerings of securities are subject to review and generally must be registered with or qualified by the SEC, the NASD, and state securities administrators. Federal, state and local employment, health, and safety laws apply to securities brokerage firms to the same extent as other businesses.

         Government regulation regarding trading and offering securities on the Internet, and providing online brokerage services, is rapidly evolving and still uncertain. Creating dedicated securities exchanges for companies on the Internet is subject to numerous requirements and special conditions delineated in a series of letters and releases issued by the SEC. There is no assurance that registration requirements, net capital requirements, regulatory review, and government regulations in general will not cause substantial delays in the conduct or expansion of our business. Government regulation may also subject us to substantial unanticipated costs and liabilities, all of which could have a material adverse impact on the financial condition, operating results, and our business performance. See "Business - Government Regulation."

         Additional legislation, changes in rules by the SEC, the NASD, the Federal Reserve, the various stock exchanges, and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker/dealers. The SEC, the NASD or other self-regulatory organizations, and state securities commissions may conduct administrative proceedings, which can result in censure, fine, the issuance of cease-and-desist orders, or the suspension or expulsion of a broker/dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is dependent in large part upon the establishment and maintenance of a compliance system reasonably designed to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. The principal purpose of regulation and discipline of broker/dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker/dealers. We could in the future be subject to disciplinary or other actions due to claimed noncompliance, which could have a material adverse effect on our business, financial condition, and operating results.

         Furthermore, there can be no assurance that other federal, state, or foreign agencies will not attempt to regulate our online and other electronic activities. We anticipate that we may be required to comply with record keeping, data processing, and other regulatory requirements as a result of proposed federal legislation or otherwise, and we may be subject to additional regulation as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and federal or state authorities could enact laws, rules, or regulations affecting our business or operations. We may also may be subject to federal, state, and foreign money transmitter laws and state and foreign sales and use tax laws. If enacted or deemed applicable to us, such laws, rules, or regulations could be imposed on our activities, thereby rendering our business or operations more costly or burdensome, less efficient, or even impossible, any of which could have a material adverse effect on our business, financial condition, and operating results.

         Because of the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet covering issues such as user privacy, pricing, content, and quality of products and services. The Telecommunications Act of 1996 prohibits the transmission over the Internet of certain types of information and content. Although certain of these prohibitions have been held unconstitutional by the US Supreme Court, modified legislation has since been introduced in Congress and, in any event, the increased attention focused upon these liability issues as a result of the Telecommunications Act could adversely affect the growth of Internet and private network use. In addition, the adoption of other laws or regulations may reduce the rate of growth of the Internet, which could in turn decrease the demand for our services or could otherwise have a material adverse effect on our business, financial condition, and operating results.

         As a securities brokerage firm that intends to assist small and medium size businesses to raise capital, primarily via the Internet, OSM is subject to the rules and regulations of the SEC, the NASD, and state securities administrators regarding offering procedures, and the amount, type, and timing of compensation which it may earn. These rules and regulations limit the amount of compensation which we may earn from rendering underwriting or other capital raising services. There is no assurance that such rules and regulations will not have a material adverse impact on our financial condition, operating results, and business performance.

Net capital requirements restrict our use of capital.

         The SEC, the NASD, and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers, including the SEC's Uniform Net Capital Rule, which governs OSM. Net capital is the net worth of a broker or dealer, less certain deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. If OSM fails to maintain the required level of net capital, it may be suspended or its registration revoked by the SEC and suspended or expelled by the NASD and other regulatory bodies, ultimately requiring the firm's liquidation. In addition, a change in the net capital rules, the imposition of new rules, or any unusually large charge against net capital could limit those operations of OSM that require the intensive use of capital, such as trading activities and the financing of customer account balances, and also could restrict our ability to pay dividends, repay debt, and redeem or purchase shares of our outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our business, which would have a material adverse effect on our business, financial condition, and operating results.

Acquisitions, joint ventures and other strategic relationships bring risk.

         While we have no current agreements or negotiations underway with respect to any potential acquisitions, we may make acquisitions of other companies or technologies in the future. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention to other business concerns, amortization of acquired intangible assets, and potential loss of key employees of acquired companies. We have no experience in assimilating acquired organizations. No assurance can be given as to our ability to integrate successfully any operations, personnel, services, or products that might be acquired in the future, and our failure to do so could have a material adverse effect on our business, financial condition, and operating results.

International business brings risk.

         A component of our strategy is our effort to attract international customers. To date, we have no experience in providing brokerage services internationally. There can be no assurance that we will be able to market successfully our services and products in domestic or international markets. In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated brokerage industry, such as unexpected changes in regulatory requirements, tariffs, and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact the success of our attempt to conduct international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on our business, financial condition, and operating results.

Our financial projections may be inaccurate.

         Our management may prepare financial projections concerning our estimated operating results and financial condition, although no projections or forecasts are included in the prospectus. Any projection would be based on certain assumptions which may prove to be inaccurate and which are subject to future conditions which may be beyond our control, such as general industry conditions. We may experience unanticipated costs, or anticipated revenues may not materialize, resulting in lower revenues than forecast. There is no assurance that we will realize the results illustrated in any financial projections. Any financial projections would be prepared by our management and would not have been examined or compiled by independent certified public accountants. Accordingly, neither the independent certified public accountants nor our counsel would be able to provide any level of assurance on them.

We have made an arbitrary determination of the purchase price.

         Our Board of Directors has determined the purchase price for the shares. Although the Board of Directors believes the purchase price to be reasonable, no independent valuation has been performed to determine whether this represents fair value for these securities. There can be no assurance that this price will necessarily reflect the true market value of these securities, if such a market ever develops.

There is uncertainty of current and future demand for Online Stock Market(TM).

         Although we believe that the market for online brokerage and underwriting services will grow significantly, there can be no assurance that this market will develop to the extent anticipated by us. Investors and companies may continue to utilize traditional securities brokerage and investment banking services outside of the Internet or with competitors on the Internet. Because of these factors, development of the market for online financial services is uncertain and unpredictable. If the market fails to increase or increases more slowly than anticipated, our business, operating results, and financial condition could be materially and adversely affected.

We have conflicts of interest.

         Our officers and directors may engage in other businesses from time to time which may divert their management time from our business. Furthermore, our officers and directors from time to time may form new businesses and join other companies in the future. Our officers and directors believe that they will have the resources necessary to fulfill their obligations to all businesses for which they are responsible. See "Management." The consultants', officers', and directors' compensation from us has not been determined pursuant to arm's-length negotiation. The licensing agreement between us and Virtual Wall Street, Inc., is not an arms-length agreement. See "Use of Proceeds" and "Business - License Agreement with Virtual Wall Street, Inc."

We must depend on key personnel.

         Our success is substantially dependent on the performance of our executive officers and key employees. Given our early stage of development in the Online Stock Market(TM) business, we are dependent on our ability to retain and motivate high quality personnel, including personnel regis-tered with the NASD. Although we believe we will be able to hire qualified personnel for such purposes, an inability to do so could materially adversely affect our ability to market, sell, and enhance our services. The market for qualified personnel has historically been, and we expect that it will continue to be, intensely competitive. The demand for experienced securities professionals, consultants, marketers, and programmers is expected to continue to increase significantly over the next several years, particularly as Internet utilization grows. The loss of one or more of our key employees or our inability to hire and retain other qualified employees could have a material adverse effect on our business.

Our officers and directors have limited liability.

         We have adopted provisions to our articles of incorporation and bylaws which limit the liability of our officers and directors and provide for indemnification by us of our officers and directors to the fullest extent permitted by California corporate law. Such provisions substantially limit the stockholders' ability to hold officers and directors liable for breaches of fiduciary duty and may require us to indemnify our officers and directors. See "Indemnification of Officers and Directors".

We may be unable to address technological changes and customer requirements.

         Our success will depend significantly on our ability to continually enhance our products and to develop or acquire new services to satisfy evolving industry standards, technological developments, and changing customer needs. There can be no assurance that we will successfully develop or acquire product or service enhancements or new services or products, introduce such services, products, or enhancements on a timely basis, or successfully market them. Our delay or failure to develop or acquire technological improvements or to adapt our services to technological change would have a material adverse effect on our business, operating results, and financial condition. There can also be no assurance that new technologies will not be developed by one or more third parties that render our services technologically obsolete.

We may be unable to protect proprietary rights.

         We will attempt to protect our Online Stock Market(TM) business under a combination of copyright, trade secret, and trademark laws as well as by contractual restrictions on employees and third parties. Despite these precautions, it may be possible for unauthorized parties to copy our services or otherwise obtain and use information that we regard as proprietary. We have no patents, and existing trade secret and copyright laws provide only limited protection. Furthermore, in certain extreme circumstances, we could lose our exclusive perpetual license to Online Stock Market(TM) granted to us by our former principal stockholder. See "BUSINESS - License Agreement with Vir-tual Wall Street, Inc."

         Certain provisions of other license and distribution agreements we intend to use, including provisions protecting against unauthorized use, copying, transfer, and disclosure, may be unenforceable under the laws of certain jurisdictions. Furthermore, we may be required to negotiate limits on these provisions from time to time. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps we take will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

         We may require significant and protracted litigation to protect our intellectual property rights, to determine the scope of the proprietary rights of others, or to defend against claims for infringement. There can be no assurance that other parties will not assert claims against us, with or without merit, alleging infringement. Such assertions can be time consuming and expensive to defend. They could require us to cease the use, marketing, and sale of infringing products and services, to incur significant litigation costs and expenses, to develop or acquire non-infringing technology, and to obtain licenses to the alleged infringing technology. There can be no assurance that we would be able to develop or acquire alternative technologies or to obtain such licenses on commercially acceptable terms.

We have not registered any trademarks and trade names.

         We believe that our trademarks and trade names will have significant value and will be important to the marketing of our services and products. We have filed registrations for the marks "Online Stock Market" and "Obroker.com." There can be no assurance, however, that we will be able to complete our trademark registration with the US Patent and Trademark Office, that our marks and names will not violate the proprietary rights of others, that our marks and names would be upheld if challenged, or that we will not be prevented from using our marks and names, any of which could have an adverse effect on us. In addition, there can be no assurance that we will have the financial resources necessary to enforce or defend our trademarks and service marks.

Other people may register domain names similar to ours.

         We and OSM depend on identification with our domain names, onlinestockmarket.com, obroker.com, and others. Many other domain names are available that are similar to these, including identical names with different country suffixes. We do not expect to be able to protect all of these possible names from acquisition by others. Should a web site be established with one of these similar domain names, visitors attempting to reach our web sites may reach someone else's web site instead, which would reduce our or OSM's customer traffic and diminish the value of our trademarks.

         Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is evolving. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear. Additionally, online companies in other countries may use domain names that potentially infringe on our trademarks. We may be unable to prevent them from using these domain names, and this use may decrease the value of our trademarks and brand names, which could have a material adverse effect on our business, financial condition, and operating results. In this event, the value of an investment in us would be adversely affected.

We may potentially incur product and service liability.

         Our securities products and services will be designed to satisfy our customers' needs. A failure to satisfy a customer's need or an adverse impact on a customer from our products or services could result in a claim for damages against us, regardless of our responsibility for such failure. Our broker/dealer and underwriting business is subject to a variety of litigation risks, including but not limited to class action lawsuits by investors, arbitration proceedings with the NASD or in other forums, claims relating to the negligence or breach of fiduciary duty by our principals, securities representatives, brokers, investment bankers, and other personnel, and other investment related claims. The supervisory responsibilities in the securities brokerage business are substantial. We include an arbitration clause in our agreement with our brokerage customers. Despite this precaution, there can be no assurance that we will not be involved in costly and protracted judicial litigation.

         Potential liability under federal and state securities laws could adversely affect us to the extent that we or OSM render advice or participate in securities offerings on the Internet. The successful assertion of one or more large claims against us that exceed available insurance coverages, or changes in our insurance policies, such as premium increases or the imposition of large deductible or co-insurance requirements, could materially and adversely affect our business, operating results, and financial condition.

We have no sinking fund to protect stockholders.

         We have not and will not establish any sinking fund or other reserve for the purpose of paying distributions to our stockholders upon dissolution or liquidation. Furthermore, outstanding preferred stock has a preference to our assets upon liquidation. As a consequence, it is possible that holders of common stock may not be able to recover any amount of their investment upon our liquidation or dissolution.

We may incur uninsured losses.

         There is no assurance that we will not incur uninsured liabilities and losses as a result of the conduct of our business. We plan to maintain comprehensive liability and property insurance at customary levels. We will also evaluate the availability and cost of business interruption insurance. However, should uninsured losses occur, the stockholders could lose their invested capital.

We may incur liabilities to lenders or suppliers that we might not be able to satisfy.

         We may have liabilities to affiliated or unaffiliated lenders or suppliers. These liabilities would represent fixed costs which would be required to be paid regardless of the level of business or profitability experienced by us. There is no assurance that we will be able to pay all of our liabilities. Furthermore, we are always subject to the risk of litigation from licensees, suppliers, employees, and others because of the nature of our business. Litigation can cause us to incur substantial expenses and, if cases are lost, judgments and awards can add to our costs.

We may issue shares at some time in the future which will dilute the stockholders' investments.

         We have outstanding approximately 9,000,000 shares of common stock out of 20,000,000 shares authorized. Up to 2,500,000 shares will be issued in this offering. The remaining shares not issued or reserved for specific purposes may be issued without any action or approval of our stockholders. We also have 1,338,205 shares of preferred stock outstanding. Our articles of incorporation authorize the issuance of a maximum of 4,000,000 shares of preferred stock on terms that may be fixed by our Board of Directors without further stockholder action. Consequently, we may issue additional series of preferred stock, which may include claims to assets and dividends, and special voting rights, which could adversely affect the rights of holders of the common stock. There can be no assurance that we will not undertake to issue additional shares of common stock or preferred stock if we deem the issuance appropriate. See "Dilution."

We have not paid any dividends and we do not expect to do so in the foreseeable future.

         To date, we have not paid any dividends. We are not currently restricted from paying cash dividends. We are under no obligation to declare any dividends, and if we do, outstanding preferred stock has a dividend preference over the shares. We do not anticipate the payment of any dividends on the shares or the preferred stock in the foreseeable future, although if cash flow in the future is available, we would consider the declaration and payment of dividends.

We have broad discretion as the use of proceeds.

         Our management shall have wide discretion as to the exact allocation, priority and timing of the allocation of funds raised from this offering. The allocation of the proceeds of the offering may vary significantly depending upon numerous factors, including the success that we have marketing our services. Accordingly, we will have broad discretion with respect to the expenditure of the net proceeds of this offering.

We have used our own attorney to draw all the documents with respect to this offering and no separate investors' counsel was retained by us.

         We have not retained any independent professionals to review or comment on this offering or otherwise protect the interest of the investors. Although we have retained our own counsel, neither that law firm nor any other firm has examined any of the facts in this prospectus on behalf of the investors. Consequently, purchasers of the shares should not rely on our counsel with respect to any matters described here.

This  offering has no underwriter and we are relying on our own best efforts.

         This offering has no underwriter; therefore, potential investors will not have the benefit of an underwriter's due diligence efforts, which would typically include involvement in the preparation of disclosure and the pricing of the common stock, among other matters. As we have never engaged in the public sale of our common stock, we have no experience in the underwriting of a public offering. Accordingly, we have no prior experience from which investors may judge our ability to consummate this offering. In addition, the common stock is being offered on a best efforts basis. Accordingly, there can be no assurances as to the number of shares that may be sold or the amount of capital that may be raised.

We cannot assure you that a public market will exist for our securities.

         Our securities are not traded publicly at the present time. However, it is our intention to be listed on the Nasdaq Small Cap Market. There is presently no public market for our securities and no assurance a market will develop for the securities upon completion of this offering. There is also no assurance as to the depth or liquidity of any potential market or the prices at which holders may be able to sell the securities. An investment in the shares may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

There is volatility in the shares of low priced stocks and in the stock market.

         If a public market develops for the shares, many factors will influence the market prices. The shares will be subject to significant fluctuation in response to variations in operating results, investor perceptions, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to our activities, future financial condition and management.

You may face risks relating to low-priced stocks.

         If our stock does not get listed or if it gets delisted after being listed, since the price of our common stock is below $5.00 per share, trading in the stock might also be subject to the requirements of penny stock rules. The penny stock rules generally apply to any non-Nasdaq stock that has a market price of less than $5.00 per share, with certain exceptions. These rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks, and impose various sales practice requirements on bro-
ker/dealers  who sell penny stocks to persons other than  established  customers
and  accredited   investors  (generally   institutions).

         For penny stock transactions, the broker/dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker/dealers by such requirements may discourage broker/dealers from effecting transactions in our securities, which could severely limit their market price and liquidity and your ability to sell your shares in the secondary market. Disclosure also must be made about commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing penny stock restrictions will not apply to our securities if those securities have certain price and buying information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. If we are successful in raising at least $4 million, now, or at some time in the future, our securities would qualify for the exemptions from the penny stock restrictions. Otherwise we will remain subject to these restrictions. If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be adversely affected.

Use of Proceeds

         We estimate that the net proceeds from this offering, after deducting offering expenses of approximately $1,000,000, will be approximately $9,000,000 if we receive the maximum amount. We plan to use these proceeds to increase our marketing efforts, upgrade our technology infrastructure, add personnel, expand our operations, and provide additional working capital. If we raise less than the maximum amount, then we intend to carry out a portion of our plan, as long as we receive at least the minimum amount. In the table below, we have detailed the amount that we will spend on each item if we receive the maximum or minimum amount of funding.

                               Minimum Amount                   Maximum Amount
                                  Required                     of Net Proceeds
                                  --------                     ---------------
Company Proceeds from
the Offering                      $400,000                      $10,000,000
Less: Offering Expenses             40,000                        1,000,000
                                  --------                       ----------

Net Proceeds from
Offering                          $360,000                       $9,000,000
                                  --------                       ----------



Use of Net Proceeds:
Internet marketing                $ 40,000                       $2,500,000
Traditional marketing                  -0-                        2,000,000
Technology                         100,000                        1,000,000
Brokerage operations                30,000                        1,300,000
Personnel                          150,000                          400,000
Expansion                              -0-                          990,000
Working capital                     40,000                          810,000
Total Use of Net                  --------                       ----------
Proceeds                          $360,000                       $9,000,000
                                  ========                       ==========

         We have not determined the timing and exact amounts of operating expenditures at this time. We anticipate that proceeds from the offering, combined with current working capital and operating revenue, should be sufficient to allow us to continue operating for the foreseeable future.

If we receive significantly less than the maximum amount, or even no funding, we believe that we will have sufficient funding to continue operations for the foreseeable future, although we will have to reduce the rate at which we expand our business.

         We plan to use a significant portion of the funding to allow OSM to conduct Internet and traditional marketing of its products and services, subject to all applicable regulations. Internet marketing may include banner ads, strategic search placements including Internet Names, newsgroups, chat rooms, bulletin boards, press releases, and targeted email. Traditional marketing may include radio, cable or print, targeted mailing or phone calls, and cold calling.

         We plan to upgrade our technology and OSM's brokerage operations to increase throughput, redundancy, security, and stress tolerance. Technology upgrades may include redundant web servers and bandwidth, additional disaster recovery capabilities, and software capabilities. OSM may upgrade its brokerage operations with additional telephone and customer-handling resources, enhanced security, and as permitted by regulatory agencies, expanded products and services.

         We plan to use a portion of the funding as salaries for additional key personnel for us or OSM.

         We may use a portion of the funding to allow OSM to expand our traditional brokerage operations to one or more additional locations. We expect expenses associated with expansion to include rent, equipment and furnishings, technology and communications, services and utilities. Expansion will also require additional supervisory and administrative personnel.

         We expect offering expenses to include legal and accounting expenses, registration and state Blue Sky fees, printing costs, document delivery costs, order fulfillment, transfer agent fees, escrow fees, and similar costs.

         We plan to use a portion of the funding as working capital and for general business purposes including accounts payable when cash flow is insufficient for these purposes. The specific amounts to be allocated to working capital and other purposes will be in our discretion. We reserve the right to alter our use of proceeds depending on business conditions which are unforeseen at this time.

         Because we anticipate selling the shares through the efforts of our officers and directors, the numbers above do not include any deductions for selling commissions. If we use any broker/dealers in the sale of shares, up to 10% of any gross proceeds raised in this offering will probably be payable to one or more NASD registered broker/dealers. In that event, net proceeds to us will decrease and the use of proceeds may be correspondingly reallocated in our sole discretion. There are no current agreements, arrangements, or other understandings in connection with any of the foregoing.

         Until we reach the minimum offering, subscription funds will be held in an interest-bearing escrow account. Once we reach the minimum offering, the funds will be released from escrow and used according to the plan above. To the extent that the net proceeds are not used immediately, we intend to invest them in short-term, investment-grade, interest-bearing securities. We do not intend to use any proceeds to make loans to officers or directors.

                                 Capitalization

         This table represents our capitalization as of March 31, 2000 as adjusted to give effect to this offering.

                                                                         Page 20


                                                                   Shares         Shares
                                                                  Maximum      Minimum sold
                                                    ACTUAL        ADJUSTED       ADJUSTED
---------------------------------------------------------------------------------------------
Stockholders' Equity
   Preferred stock, no par value
    Authorized 4,000,000
    Issued and outstanding- 1,338,205 shares       $  627,780    $  627,780    $  627,780
   Common stock, no par value
    Authorized- 20,000,000 shares
    Issued and outstanding- 9,312,921 shares       $  763,926    $9,763,926    $1,123,926
Additional paid in capital-                        $  652,779    $  652,779    $  652,779
Deficit accumulated during the development stage  ($1,457,992)  ($1,457.992)  ($1,457,992)
                                                  -----------   -----------   -----------

Total Stockholders Equity                          $  586,493    $9,586,493    $  946,493
                                                  ===========   ===========   ===========

                                    Dilution

         We were initially capitalized by the sale of common stock to our former parent corporation, Virtual Wall Street, Inc. We subsequently conducted two private placements of shares. The following table sets forth the difference between our existing stockholders and new investors in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid.

The table  below  assumes the minimum  amount of the shares  offered are sold.

                           Shares Issued            Total Consideration       Average Price
                           Number    Percent        Amount       Percent      Per Share
                           ------    -------        ------       -------      ---------
Existing Investors       9,312,921     99%         $763,926        68%          $0.08
New Investors              100,000      1%         $360,000        32%          $3.60
                         ---------    ---        ----------       ---

Total                    9,412,921    100%       $1,123,926       100%          $0.12
                         ---------    ---        ----------       ---


The table  below  assumes the maximum  amount of the shares  offered are sold.

                           Shares Issued            Total Consideration       Average Price
                           Number    Percent        Amount       Percent      Per Share
                           ------    -------        ------       -------      ---------
Existing Investors       9,312,921     79%         $763,926         8%          $0.08
New Investors            2,500,000     21%       $9,000,000        92%          $3.60
                        ----------    ---        ----------       ---

Total(1)                11,812,921    100%       $9,763,926       100%          $0.83
                        ----------    ---        ----------       ---

         As of March 31, 2000, the net tangible book value of our common stock was $555,993 or $.06 per share based on the 9,312,921 shares outstanding. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares. After giving effect to the sale by us of 2,500,000 shares at an offering price of $4.00 per share and after deducting estimated expenses and underwriting discounts, our pro forma net tangible book value as of that date would be $9,555,993 or $.81 per share, based on the 11,812,921 shares outstanding at that time.

         This represents an immediate dilution, which is the difference between the offering price and the net tangible book value per share after the offering, of $3.19 per share to the new investors, as illustrated in the following table. Amounts are expressed on a per share basis:

(1) Calculations concerning dilution are based on an assumption of the offering being fully subscribed.

The following table represents the dilution per share based on the percentage sold of the total amount of shares being offered.

                                                      Shares             Shares
                                                    Minimum sold       100% sold
                                                    ------------       ---------
Offering price ...................................     $4.00             $4.00
Net tangible book value before offering                $ .06             $ .06
Increase attributable to the offering ............     $ .04             $ .75
Net tangible book value
after giving effect to the offering ..............     $ .10             $ .81
                                                       -----             -----

Per share dilution to new investors ..............     $3.90             $3.19
Percent dilution per share                               98%               80%

         We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our Board of Directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                                    Business

General

         Online Stock Market Group is a California corporation formed in October 1997. We have 100% ownership of a full-service broker/dealer firm registered with the NASD. Our brokerage firm, OSM, provides traditional brokerage services for individual and institutional investors, as well as state-of-the-art electronic online securities investing services on the Internet. We intend for the firm to eventually specialize in underwriting or consulting for public offerings on the Internet for small and medium size businesses. The burgeoning world-wide demand for securities and financial services by both investors and businesses seeking to raise capital, including via the Internet, causes us to believe that the operation of a full service securities brokerage firm can be profitable and a valuable business.

         We have established a new firm by forming a wholly owned subsidiary, capitalizing it, staffing it with securities professionals, and obtaining registration from the appropriate agencies. The process of forming a new firm entails a substantial amount of time, expense, and regulatory review. OSM commenced operations and began opening customer trading accounts in December 1999. There is no assurance that OSM will earn any revenue or profits.

         A fully registered general securities brokerage firm such as ours is permitted to offer a broad range of brokerage and financial services to retail customers and the investment community. Furthermore, depending on regulatory approval and the level of its net capital, a "general securities" firm may offer underwriting and capital raising services to businesses seeking to raise capital, and may trade securities for its own account as a dealer and market maker. We are operating a full service securities brokerage firm potentially earning revenue and profits from purchase and sale commissions, financial consulting fees, underwriting fees, stocks and warrants issued to us by companies for which we raise capital, and subject to regulatory approval, securities trading for our own account.

License Agreement With Virtual Wall Street, Inc.

         Effective October 18, 1997, we entered into an exclusive license agreement with Virtual Wall Street, Inc. Pursuant to the exclusive license agreement, Virtual Wall Street, Inc. granted us an exclusive worldwide license in perpetuity to develop, enhance and utilize for profit or for any other proper purpose the concept, trade name, trademark, copyright, and trade secrets of Virtual Stock Market(TM). The license includes all rights and ancillary rights to the Virtual Stock Market(TM) concept and web site, including goodwill, name recognition, web site architecture, marketing, advertising and sponsorship ideas, programming and merchandising, and to conduct securities and investment related businesses on the Internet. In consideration for the exclusive worldwide perpetual license, we paid Virtual Wall Street, Inc. a one-time licensing fee of $60,000 in cash. No other license fee or royalty will be payable by us for the license. The license may be terminated by Virtual Wall Street, Inc. in the event that we enter into voluntary or involuntary bankruptcy proceedings, makes an assignment for the benefit of creditors, or otherwise becomes insolvent.

         We have also obtained a perpetual license at no cost to use the name Online Stock Market(TM). The terms of this license are substantially similar to those of the Virtual Stock Market license except for the absence of a licensing fee. See "Risk Factors - Inability to Protect Proprietary Rights."

Change of Name

         In May 1999, we changed our name from "Virtual Stock Market, Inc." to "Online Stock Market Group." This change emphasizes our independence from our former affiliate, Virtual Wall Street, Inc., and reinforces the connection with our broker/dealer subsidiary, Online Stock Market, Inc.

Traditional Brokerage Services

         Our brokerage firm, OSM, strives to provide customers with the following current and planned services:

         (a) execution of purchase and sale orders for stocks, bonds, mutual fund, treasury bills and notes, and other securities,

         (b) the establishment and maintenance of retail brokerage accounts for individuals, institutions, Individual Retirement Accounts, and qualified retirement, profit sharing, and Keogh plans,

         (c) continual quotes, news and other information from the securities markets,

         (d)      portfolio tracking and records management,

         (e)      cash management and checking services,

         (f)      institutional sales,

         (g)      foreign investment banking,

         (h)      margin accounts provided through the clearing firm.

         We do not expect to implement self-clearing operations in the foreseeable future because of the substantial capital requirements, financial risks, regulatory requirements, and management demands associated with self-clearing operations. Instead, OSM has contracted, as a fully disclosed correspondent, with Miller, Johnson & Kuehn, Inc. of Minneapolis, MN to provide clearing services for our customers. MJK is a well established and fully registered securities clearing firm. Clearing services include holding customers' funds and securities, extending margin credit for customers (collateralized by their securities), collecting dividends and interest for customers, facilitating the transmission of proxy and tender offer materials, facilitating customers' subscriptions for securities, and transferring and processing certificates evidencing our customers' securities. Clearing firms typically carry substantial fidelity bonds and related insurance coverage.

Background of Electronic Commerce

         Advancements in telecommunication and information technology have fundamentally altered the way individuals conduct business. For example, the development of the microprocessor and the personal computer revolutionized the way individuals use computers by providing inexpensive and powerful capabilities. Consumers have embraced the personal computer and expressed strong preferences for the convenience and control it provides. In a similar fashion, consumers also have begun using a variety of other electronic devices such as the ATM and the fax machine, which are now seen as valuable tools for expediting and controlling transactions and eliminating human intermediaries.

         Just as the microprocessor has changed the use of computers, the emergence of the Internet as a tool for communications and commerce is driving a revolution in the world of financial transactions and information services. Consumers are rapidly embracing the Internet because it is simple to access, makes vast amounts of information available instantaneously, and allows individuals to communicate with one another regardless of location. With the proliferation of personal computers and modems and the development of easy-to-use web browsers, use of the Internet grew to over 300 million users worldwide by March 2000, according to Nua Ltd.

The Emergence of Electronic Commerce

         The Internet and online services have provided organizations and individuals with innovative ways of conducting business. With the emergence of the Internet as a globally accessible, fully interactive and individually addressable communications and computing medium, companies that have traditionally conducted business in person, through the mail or over the telephone are increasingly utilizing electronic commerce. Increased use of credit cards, ATMs, the incidence of electronic funds transfers and online banking and bill paying has automated, simplified and reduced the costs of financial transactions for consumers, businesses and financial institutions. Consumers are showing a preference for transacting certain types of business such as paying bills, buying insurance, booking airline tickets, and buying and selling securities, electronically rather than in person or over the telephone. These transactions are being streamlined through online commerce and can now be performed directly by individuals virtually anywhere at any time. Consumers have accepted and even welcomed self-directed online transactions because such transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary.

Development of Online Brokerage Services

         In the past, the individual investor could access the financial markets only through a full-commission broker, who would give investment advice and place trades. With the deregulation of brokerage commissions in 1975 and the resulting unbundling of brokerage services, investors began to realize that they could separate financial advisory services from securities trading. This brought about the advent of the discount brokerage firm, which provided an alternative investment approach by completing trades at a reduced cost.

         With the emergence of electronic brokerage services, investors are being given the ability to further unbundle the costs associated with the human interaction required by full commission and traditional discount brokerage firms. By requiring personnel to handle each transaction, most transitional brokerage firms restrict their customers' access to trading and information to the availability of the person processing the transaction. In addition, although full commission and discount brokerage firms are able to offer electronic trading services, their continued reliance on personnel, branch offices, and the associated infrastructure for a major part of their business prevents them from reducing their cost structure to the lower level achievable through an all electronic model. As a result of these factors, online brokerage accounts are gaining popularity. A well-known research organization reports that by the year 2002, over $650 billion of financial assets are expected to be managed on the Internet.

         We believe that a shift in demographics and societal norms is fundamentally altering the way consumers manage their personal financial assets. We also believe that consumers are increasingly taking direct control over their personal financial affairs, not simply because they are able to do so, but because they find it more convenient and less expensive than relying on financial intermediaries. Investors want the flexibility to transact business at times and places that are convenient for them. In addition, the broad availability of financial information online has dramati-cally narrowed the gap between the resources available to the individual investor and the institutional investor. Individual investors have become increasingly sophisticated and knowledgeable about investing, having experienced greater access to stock quotes, company financial information, investment advice, and other investment information on the web or through other online services. As investors obtain even more access to investment information, we believe they will desire greater control over their financial decisions and seek alternative ways to invest more conveniently and cost-effectively, and with less interaction with brokers and other financial services professionals. We believe that this trend has created a growing opportunity to provide online trading services that are easy to access, easy to use, cost-effective, and secure.

Our Online Brokerage Service

         We have implemented our electronic securities brokerage service in parallel with a traditional securities brokerage business. We have licensed technology from Automated Financial Services (AFS) of New York NY to provide consumers with online securities brokerage services designed to be easy-to-use and cost-effective. The service is designed to be accessible through multiple gateways such as the Internet, direct modem access, online service providers such as CompuServe and America Online, touch-tone telephone, and, to a lesser extent, interactive television. We offer order placement services 24 hours a day, seven days a week, thereby shifting the financial transactions paradigm from a business hours only, intermediary-based model to one in which consumers have the ultimate control over where and when they initiate transactions.

         Our services are designed to be highly automated, with most customer orders being entered, processed, and confirmed electronically and without human intervention. By avoiding the inefficiencies, personnel requirements, and associated costs of non-automated order entry and processing, we endeavor to provide our services at a lower cost than traditional full commission or discount brokerage firms. We expect the modular architecture of the system's technology to be scalable to handle increasing transaction volumes. Modular architecture allows for application programs to be quickly modified in response to changing business requirements. In addition, the modular hardware design is intended to allow additional computers and bandwidth to be added with minimal changes in the controlling software.

         Our goal is to empower our customers to take control of their own financial transactions through the following features:

         o User-Friendly Web Trading Interface. Through easy-to-use graphical trading interface, we intend to make online trading simple, fast, and fun. Consumers accessing the system for the first time should be able to understand quickly the wide variety of services available and how to access those services. We seek to reduce barriers to first-time investing online, enabling new users to feel just as comfortable trading online as technologically savvy early users. The look and feel of the graphical user interface on the web is being replicated on other gateways.

         o Personalized Environments. The system will be designed to so that customers can create "personalized environments," including personalized watch lists and portfolios for tracking securities. A customer's investing experience will be designed to be enhanced with portfolio, account, and market information readily available prior to initiating a trade. We plan to enable customers to customize further their user interfaces by allowing them to select the market indicators, portfolio views, and value-added information services, including news, charts, and market analysis, that are most valuable to them.

         o Anywhere Any Time Access. By maintaining multiple gateways through which customers may access the system virtually anywhere at any time, we plan to accommodate increases in the number of customers served and transactions pro-cessed. The system is designed to enable customers to trade securities through such points of access as the Internet, direct modem access, online service providers such as CompuServe and America Online, touch-tone telephone, and, to a lesser extent, interactive television.

         o Cost-Effective Services. By unbundling the services that many full commission and discount brokerage firms include in their transaction costs, we endeavor to offer customers just the services that they want at lower costs.

         o Secure Operations. We believe that account security is one of the key factors for success in the brokerage industry. By offering highly secure services through the use of encryption and authentication technology, we endeavor to provide security for our online brokerage services.

         o Personal Portfolio Manager. The ability to access account information by computer carries its own advantages. We intend to augment the current customer portfolio management tool with additional options for analyzing the value of assets.

         o Virtual Stock Market(TM) Game. A simulated stock trading game would attract Internet users who would not otherwise choose or have the resources to engage in actual trading. It would also accustom visitors to the concept of online trading and serve as a distinctive marketing tool.

Marketing

         Our marketing strategy is based on an integrated marketing model which employs a mix of communications media. The goals of our marketing programs are to establish and increase our name recognition and to attract new customers. Because our broker/dealer business is in the start-up phase, our marketing task will be formidable. We intend to pursue our marketing goals through direct-response advertising, marketing through our own web site and OSM's Obroker.com web site, an aggressive public relations program, and co-marketing. All communications with the public by OSM are regulated by the NASD. See "BUSINESS - Government Regulation."

Direct Response Advertising and Web Site Marketing

         We plan to focus a significant amount of our advertising on marketing online investing as a better way of initiating transactions, building awareness, and selling the benefits of our services. Advertising will be designed to direct interested prospects to Obroker.com for additional information, as opposed to generating primarily telephone-based inquires. Print advertisements are intended to be placed in a broad range of business, technology, and financial publications, initially in local publications and subsequently in national publications such as the Wall Street Journal, Investor's Business Daily, Forbes, Barron's, SmartMoney, and Wired. We may also advertise on local and eventually national business television and radio stations and networks.

         At Obroker.com, prospective customers can obtain detailed information on our services, use an interactive demonstration of the trading system, request additional information, and complete an account application online. We believe that maximizing the use of the Internet in our marketing strategy will lower our customer acquisition costs. We may capitalize on the popularity of our web site by selling advertising to third parties who are interested in targeted marketing. We regard this potential revenue as additional income, raised without a significant increase in overall costs and with no increase in capital costs.

Public Relations Program

         We intend to aggressively pursue public relations opportunities to build awareness of our products and services. We will attempt to forge links to the Obroker.com home page from other sites on the web. We have placed links on our strategic partners' web sites, which we believe could be a significant factor to develop awareness and generate leads, as consumers increasingly look to the Internet as a key source of information and commercial activity. We will also actively seek speaking opportunities at industry conferences and events.

Co-Marketing And Promotion

         We will attempt to establish a number of significant co-marketing relationships to promote our products. These are expected to include participation in software and hardware product promotional offers. We intend to enter into co-marketing relationships as a component of our marketing strategy. We intend to enter into strategic relationships with web sites encompassing services and products that will help individuals make informed investment decisions and increase awareness of our products and services.

International Customer Base

         We intend that our customers be able to buy and sell securities online from anywhere in the world. The Internet and potentially online subscriber services such as America Online and CompuServe permit our customers to access its system from almost any geographic location. We may eventually develop a marketing program directed specifically at consumers outside the United States to open accounts directly with us. We will attempt to establish an international customer base encouraged by the continued proliferation of the Internet and increasing free trade, although there can be no assurance that foreign customers will embrace the Internet as an investment medium.

The Expansion of After Hours Investing

         Until recently in the United States, the vast majority of securities transactions have occurred during market hours of the large East Coast exchanges and Nasdaq. Opportunities existed for placing orders at other times, but these orders were generally executed at the beginning of the next trading session. However, opportunities for trading outside the market hours of 9:30 a.m. to 4:00 p.m. Eastern Time have recently expanded for retail investors. We believe that this trend indicates increasing interest by investors in actual 24 hours per day 7 days per week electronic trading.

         After-hours trading began to expand with the development of so-called electronic communications networks (ECNs), first approved by the SEC in January 1997. We know of nine ECNs, at least three of which offer expanded trading hours. The largest ECN, Instinet, operates almost continually. An ECN operates as a computerized trading system similar to the Nasdaq system, but with buyers and sellers matched up automatically by computers.

         Recently, several online brokerages have announced partnerships with select ECNs or have made investments in ECNs. ECNs that have made such alliances include Island, Archipelago, and Instinet. We believe this signals increased interest by retail investors in after-hours trading.

         Most ECNs offer trading in only a few high-volume securities, compared to the major exchanges. During market hours, ECNs transmit orders to Nasdaq or an exchange. In the first quarter of 1999, ECNs accounted for 22% of the trade volume on Nasdaq and 30% of the trades. During 1999, several exchanges, including the NYSE, Chicago Exchange, and Nasdaq, announced plans for extended trading hours. We believe this to be a response to competition by the ECNs.

         We plan to take advantage of the interest we perceive in after-hours trading. Through OSM, we plan to investigate offering extended trading hours either with an ECN or on an exchange. Our ultimate goal is for OSM to offer true 24/7 investing on its Web site in addition to order taking.

Customer Service

         We believe that providing an effective customer service team to handle customer needs will be critical to our success. We believe that we must establish a customer service organization to help customers get online, handle product and service inquiries, and address all brokerage and technical questions. The customer service team will also be expected to make welcome calls to verify the satisfaction of our customers. We believe that we can further enhance the quality of customer service by leveraging currently available technology. For example, current interactive voice response technology has the capability of allowing customers to request forms from their touch-tone telephones and immediately receive them via fax. We believe that these "faxes-on-demand" could reduce call volume. We have placed answers to likely frequently asked questions on the Internet, as well as online help for the interactive trading software. We believe that access to a broad range of answers regarding terms, procedures, and policies could reduce the number of customer service calls which would otherwise be received by us.

Investment Banking Services

         We plan to engage in the business of raising capital for small and medium size companies, especially on the Internet in the form of initial and direct public offerings. By consulting for companies on direct public offerings over the Internet with a fully registered securities brokerage firm, we expect to be able to provide broker support for the sale of securities for our clients, as well as consulting services for the offering and, contingent on regulatory approval, making a market in the client's stock to encourage and enhance liquidity. On direct public offerings, companies offer securities directly to the public to raise capital without underwriters, which generally do not handle smaller offerings in any event. We believe that direct public offerings on the Internet are a rapidly growing business, spurred by the need of small companies to raise capital efficiently, the favorable regulatory environment for capital formation by small companies, and the prominent role small companies have played in creating new employment opportunities, especially in the past eight to ten years. Direct public offerings also give small investors an opportunity to invest in the early stages of a company's growth, which is where the most profit potential often exists despite the risks associated with such investments.

         One of the drawbacks of direct public offerings, however, is the lack (or the perception that there is a lack) of independent due diligence performed on the issuer by a professional securities firm. In the absence of a formal securities underwriter for such offerings, investors often must rely on their own investigation of the companies, generally through review of the prospectus or offering circular. Another drawback is often the absence of market makers and after-market support for the issuer's stock, resulting in the absence of liquidity that investors expect from a public offering. Direct offerings on the Internet generally have not qualified for listing on the Nasdaq SmallCap Market or the stock exchanges and generally must trade, if at all, on the OTC Bulletin Board Market.

         We will endeavor to remedy these problems and thereby capture a significant share of the direct public offering market by

         (1) providing the sales support of OSM's licensed brokers for the offering,

         (2) as a fully licensed "general securities" brokerage firm, making a market in the issuer's stock after the offering,

         (3) with the permission of the NASD, underwriting those offerings which we believe merit a formal underwriting,

         (4) conducting due diligence and issuing reports with respect to the issuers, including research reports, and

         (5) providing public relations work for issuers to the investment community and other securities brokerage firms and subject to regulatory approval.

         If OSM receives NASD approval to formally underwrite initial public offerings, we expect to initially do them on a "best efforts" basis rather than on a "firm commitment" basis. In a firm commitment underwriting, the underwriter commits to purchase and resell the entire offering.

         As consideration for our consulting and planned underwriting services on direct and initial public offerings, we expect to earn revenues from the following sources:

         (1)      financial consulting fees,

         (2)      selling commissions,

         (3) equity in the form of stock, warrants, and options to purchase stock in our clients, and

         (4)      underwriting fees.

         On direct public offerings on the Internet, we expect our consulting services to include the following, at a minimum:

         (1)      pre-offering strategic management,

         (2)      prospectus development,

         (3)      coordination of SEC and state securities registration, and

         (4) marketing and public relations services, design and establishment of a web site on the Internet for the direct public offering.

         In this regard, we also plan to expand our web site on the Internet to provide information regarding direct public offerings and other placements of securities which our clients are conducting. We will design our web site to support a traditional securities brokerage function, except that we plan to allow the majority of the leg work to be done online. When a new offering is posted, we plan to send prospective investors an e-mail message inviting them to go see the tombstone, request a prospectus, open an account with one of OSM's brokers online, fund the account, make an electronic indication of interest, and obtain an e-mail confirmation on the effective date. We also intend to forward leads to OSM's brokers. There is no assurance that we will earn revenue or profits from our investment banking business.

Wall Street: In the Beginning

         Wall Street is the center of the financial industry in the United States, and indeed the world. The street is named for the defensive wall begun in 1654 by the Dutch settlement on Manhattan, called New Amsterdam. Originally a defense vs. the Indians and hostile English settlements, the wall was a highly visible component of the city's defense for nearly fifty years. By 1693, houses in the growing city (now British and known as New York) had reached to within ten feet of the decaying wall. In that year, the ten-foot-strip called Wall Street was paved. The wall was demolished in 1698.

         Even in its earliest days, Wall Street was the site of many important buildings, including churches and prominent homes. A new city hall was erected on Wall Street in 1700, the judicial and administrative center of the city. Here were held the Zenger libel trial (1735) and the Stamp Act Congress (1765). The state government met here. Eventually, the first meetings of the national government (the Continental Congress in 1784) were held at city hall on Wall Street.

         Thus, this street was the center of power of the new United States. The national delegates to Congress met here to consider foreign policy, war, and the soundness of the treasury. The financial history of Wall Street really began with the chartering of the Bank of New York in 1791. By the time the merchant exchange was founded (1827), Wall Street was well established as the place to be for brokers and bankers.

         Brokers, bankers, and investors met in New York to trade shares of financial companies and bonds of the new government. They were a noisy lot and met outdoors, frequently under a buttonwood tree on Wall Street. There, basic rules of trading were drafted and agreed to in 1792. This Buttonwood Agreement is the beginning of the New York Stock Exchange (NYSE).

The Maturing of the Securities Industry

         The NYSE in the nineteenth century began as a place where foreign capital fueled most of the country's growth. Domestic capital became plentiful only later. Unfortunately, the exchange was also a club for sharp-witted manipulators. Short sales, wash sales, forward-trading, and the like were tools to conceal true stock activity from the outside investor. It is only the modern attitude of strong enforcement and self-regulation that makes the financial markets accessible to the general public.

         On the positive side, the nineteenth century saw the creation of investment banks, credit rating services, and other elements of a maturing financial system. Emerging at the end of this period were powerful railroad, steel, and oil companies supported by a system of powerful banks and financiers.

         The expansion following World War I and the subsequent world-wide crash are well known. The Great Depression produced the legislation and the institutions that mediate the mod-ern American financial markets. In particular, the SEC sets rules to prohibit fraudulent and manipulative practices. The American securities industry may now be the most heavily regulated industry in the world.

Initial Public Offerings

         Initial public offerings are as old as American capitalism. In the days when financiers met under the buttonwood tree on Wall Street, public offerings were done as so-called direct public offerings. A DPO is an offering by the issuer directly. In the nineteenth century, the process grew to be centered on a few large investment families - again, mostly in Manhattan - but also expanding to Boston, Philadelphia, and primarily east coast cities. After World War II, the DPO practice declined with the rise of huge investment banking firms and the spread of the telephone. With the dramatic rise of the stock markets worldwide and the incursion of the Internet, DPOs are on the move again. The number of companies filing DPOs has increased by more than a factor of ten since a mere thirty in 1990.

         IPOs of all kinds remain strong, with approximately $70 billion raised in 1999, up from approximately $40 billion in each of 1997-8. Most of this capital, though, is raised in selected offerings concentrated among only seven underwriting firms. Smaller offerings, most of them direct, are on the increase but are generally neglected by the securities industry.

         On the other side of the offering equation, investors appear ready and willing to buy more IPOs, as suggested by the $9 billion in IRA assets in this country or the record level of trading on the major stock exchanges (see below). In fact, corporate stock now comprises 25% of all household assets, according to the Federal Reserve.

Electronic Trading

         Securities trading in the United States had always been dominated by the NYSE, the world's busiest exchange. However, a new form of trading emerged in 1971 when the NASD created a computerized quotation and trading system, Nasdaq. Nasdaq is a decentralized, fully electronic system in which current bid and ask prices are displayed for everyone. This is very different from the traditional open auction whereby the price of any stock is decided at a single spot on the trading floor. As a result of this decentralization, Nasdaq since 1994 has traded more shares each year than even the NYSE.

         The growth of the Internet, in particular the World-Wide Web, brings yet another advance in electronic trading. Nasdaq is a quotation system among securities dealers, in other words, professionals. The web is accessible to anyone with a computer and a modem, which brings electronic trading into the home. This is a young and growing area of the industry. Corporate underwritings raised $2 trillion in 1999, up from $300 billion in 1990. Private placements raised $500 billion, compared with $130 billion in 1990.

The Growth of the United States Securities Industry

         The US securities markets continue to be the world's most liquid. For example, market cap on the NYSE increased from $2.8 trillion to $16.8 trillion in the period 1990-1999 and dollar volume increased from $1.8 trillion to $19.5 trillion. This represents much more activity than any other exchange in the world.

         The securities industry in recent years has seen increasing revenue and substantial returns on equity. According to the Securities Industry Association, total revenue in 1999 was an estimated $180 billion, up from $54 billion in 1990, with pre-tax profits of $16 billion. Online accounts and online investing in particular are notable, with one well-known research organization projecting 15 million online accounts worth $690 billion by 2002.

History of Capitalization

         In consideration for the issuance of 9,000,000 shares of our Common Stock to Virtual Wall Street, Inc. in October 1997, Virtual Wall Street, Inc. contributed $100,000 in cash to us, along with start up computer and office equipment and software, and furniture and fixtures. Subsequently, we conducted a private placement of our shares in which we issued 1,200,000 shares of preferred stock in exchange for approximately $1,170,500. See "Capitalization."

         We also conducted a second private placement of our shares in which we issued 401,750 shares of common stock in exchange for approximately $1.0 million.

Competition

         The market for securities brokerage services, particularly electronic service over the Internet, is new, rapidly evolving, and intensely competitive. We expect competition to continue and intensify in the future. We expect to encounter direct competition from smaller discount brokerage firms who emphasize service, offering both traditional and online brokerage services. Many regional and specialty firms fit this classification. We also expect competition from the relatively new category of online IPO and DPO firms, particularly if we secure regulatory permission to list IPOs online ourselves or engage in underwriting. Examples of these firms include OffRoad Capital, Wit Capital, and W.R. Hambrecht.

         We also compete indirectly with all online discount brokerage firms, including major firms such as eSchwab, E*Trade, Ameritrade, and Datek. In addition, we anticipate competition with financial institutions, mutual fund sponsors, and other organizations, some of which provide electronic and online brokerage services. We believe that the principal competitive factors which affect the market for our online brokerage services are quality of service, securities expertise, technical reliability, ease of use, graphical user interface look and feel, ability to respond to changing customer needs, depth and breadth of services, price, and financial strength. We believe that we can compete favorably on these points.

         There are only about 170 online brokerage firms in the United States, as compared with over 5000 NASD member firms. The major barriers to entry include licensing requirements, technical expertise, infrastructure needs, and reluctance to innovate. The substantial licensing requirements are discussed below. See "Government Regulation." The other three elements require resources and training that fall outside the financial realm. Many NASD members are regional or specialty "boutique" firms with an established clientele and a business model that emphasizes traditional brokerage methods. For larger firms, we believe that there is a significant psychological barrier to using the Internet, as exemplified by the late entry into online trading of leading traditional firms such as Merrill Lynch.

         Nevertheless, we expect competition in our market to increase and intensify. Many of our existing competitors have longer operating histories and significantly greater financial, technical, marketing, and other resources than us. In addition, many of these competitors offer a wider range of services and financial products than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies, and customer requirements. Many current and potential competitors also have greater name recognition and more extensive customer bases than we do. Such competitors will be able to undertake more extensive promotional activities, offer more attractive terms to customers than we can, and adopt more aggressive promotional policies. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their services and products. For example, Charles Schwab's One-Source mutual fund service and similar, more complete, services may discourage potential customers from using our brokerage services. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

         The general financial success of companies within the securities industry over the past several years has strengthened existing competitors. We believe that such success will continue to attract new competitors to the industry, subject to the entry barriers described above. New competitors may include banks, software development companies, insurance companies, providers of online financial and information services, and others, as such companies expand their product lines. Commercial banks and other financial institutions have become a competitive factor in the securities industry by offering their customers certain corporate and individual financial services traditionally provided by securities firms.

         The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of our business. Commercial banks generally are expanding their securities activities, assisted by the 1999 Financial Services Modernization Act which relaxes the separation between banks and brokerage firms. While it is not possible to predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer, securities brokerage firms such as OSM may be adversely affected by such competitions. Particularly as financial services and products proliferate, to the extent our competitors are able to attract and retain customers on the basis of the convenience of one-stop shopping, our business or our ability to grow could be adversely affected. In many instances, we will compete with such organizations for the same customers.

Government Regulation

         The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency responsible for the administration of the federal securities laws. Much of the regulation of broker/dealers has been delegated to self-regulatory organizations, principally the NASD. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the industry and will conduct periodic examinations our securities operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business.

         Broker/dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker/dealers, use and safekeeping of customers' funds and securities, capital structure, record keeping, and the conduct of directors, officers, and employees. We will be required to comply with many complex laws and rules. Additional legislation, changes in rules by the SEC, the NASD, the Federal Reserve, the various stock exchanges, and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker/dealers.

         The SEC, the NASD, or other self-regulatory organizations, and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders, or the suspension or expulsion of a broker/dealer or any of our officers or employees. Broker/dealers are also subject to periodic examinations by the NASD, SEC, and states in which they are licensed. These examinations can focus on a particular area of a firm's business, or they can cover the entire range of a firm's products and operations. These examinations can result in disciplinary actions such as fines, suspension or expulsion of personnel, or the withdrawal of certain products or services that a firm can offer its customers.

         Our ability to comply with all applicable laws and rules is dependent in large part upon the establishment and maintenance of a compliance system reasonably designed to ensure such compliance, as well as our ability to attract and retain qualified compliance personnel. The principal purpose of regulation and discipline of broker/dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker/dealers. We could in the future be subject to disciplinary or other actions due to claimed noncompliance, which could have a material adverse effect on our business, financial condition, and operating results. OSM is also required to be a member of the Securities Investor Protection Corporation ("SIPC"), which provides, in the event of the liquidation of a broker/dealer, protection for customers' accounts which may be held by the broker/dealer. We pay premiums to the SIPC for this coverage.

         The NASD regulates all marketing activities by OSM and requires OSM's compliance officer to review all marketing material before release. The NASD can impose certain penalties, including censure, fine, suspension of all advertising, the issuance of cease-and-desist orders, or the suspension or expulsion of a broker/dealer or any of its officers or employees for violations of the NASD's advertising regulations. If OSM were to engage in soliciting orders from customers and making investment recommendations, it would become subject to additional rules and regulations governing, among other things, the suitability of recommendations to customers and sales practices. If we endeavor to expand our services globally, we will be required to comply with the regulatory controls of each specific country in which we conduct business. The varying compliance requirements of other national regulatory jurisdictions will impose a limit to our ability to expand internationally.

Net Capital Requirements

         As a registered broker/dealer and member of the NASD, OSM is subject to the Net Capital Rules. Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments, called "haircuts", which reflect the possibility of a decline in the market value of an asset prior to disposition.

         The Net Capital Rules are designed to measure the general financial integrity and liquidity of a broker/dealer and require that at least a minimum part of its assets be kept in relatively liquid form. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies, and ultimately could require the firm's liquidation. The Net Capital Rules prohibit payments of dividends, redemption of stock, the prepayment of subordinated indebtedness, and the making of any unsecured advance or loan to a stockholder, employee, or affiliate, if "aggregate debit items" (i.e., assets that have as their source transactions with customers) rise beyond eight times net capital (fifteen times net capital after the first year).

         The Net Capital Rules also provide that the SEC may restrict for up to 20 business days any withdrawal of equity capital or any unsecured loans or advances to stockholders, employees, or affiliates if that capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker/dealer. The Net Capital Rules also provide that the total outstanding principal amount of a broker/dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par, or stated value of capital stock, paid in capital in excess of par, retained earnings, and other capital accounts for a period in excess of 90 days.

         A change in the Net Capital Rules, the imposition of new rules, or any unusually large charge against net capital could limit those operations that require the intensive use of capital, such as trading activities, and also could restrict our ability to pay dividends, repay debt, and redeem or purchase shares of our outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our business, which could have a material adverse effect on our business, financial condition, and operating results.

Employees

         We presently have 5 full-time employees and principals, plus outside consultants and professionals. See "Management - Executive Compensation." We and our subsidiary expect to require several additional full and part-time employees, primarily in the securities industry. The employees include Michael
B. Cratty, our President and Chief Executive Officer, who oversees and coordinates marketing operations for the broker/dealer firm. Mr. Cratty holds Series 7, 22, 24, and

63 registrations with the NASD in order to provide supervisory services for OSM, in accordance with NASD rules and regulations. David A. Berge, our Chief Information Officer, holds Series 7, 27, and 63 registrations with the NASD in order to oversee the financial integrity of OSM, in accordance with NASD rules and regulations. See "Business - Government Regulation."

         We expect to engage additional employees, NASD principals, licensed representatives, consultants, and trainers, especially if we expand to additional branch offices. See "Use of Proceeds." Michael Cratty and other of our officers or OSM will be paid customary salaries for their positions. None of their salaries is expected to excccd $50,000 for the balance of the current year except for Mr. Cratty's salary of $100,000; however, actual revenues and workloads during that time period may cause a higher salary to become appropriate.

Property

         We currently have a three year lease for office facilities, measuring approximately 2443 square feet, at 1875 Century Park East, Suite 1880, Los Angeles, California 90067. The facilities are shared with OSM.

Seasonality

         Our operations are not expected to be affected by seasonal fluctuations, although our cash flow may be affected by fluctuations in the timing of cash receipts. Furthermore, we may experience slower operations during holiday seasons when the securities markets usually experience lower volume.

Trade Names and Trademarks

         Virtual Wall Street, Inc., originally our principal stockholder, filed a trademark application with the US Patent and Trademark Office for Virtual Stock Market. The trademark application is pending on the Supplemental Register. We have filed a trademark application with USPTO for Obroker.com, which has been allowed. We have obtained the following Internet domain names for use as web sites: obroker.com, onlinestockmarket.com, onlinestockexchange.com, and virtualstockmarket.com. Virtual Wall Street, Inc. licenses to us in perpetuity and on an exclusive basis the use of "Virtual Stock Market" as a trade name and trademark in exchange for a one time fee equal to $60,000.

         We also have a perpetual license with Virtual Wall Street, Inc. for the use of "Online Stock Market" under substantially similar terms except for the absence of a licensing fee. There is no assurance that the Virtual Stock Market trademark will be accepted for registration by the USPTO or will not be challenged by third parties. We would bear an unanticipated expense in the event of such a challenge, or if we had to modify our trademarks, or if we were forced to cease using them. Our policy is to pursue registrations of our marks wherever possible and to oppose vigorously any infringement of our marks. We are not aware of any infringing uses that could materially affect our business or any prior claim to trademarks that would prevent us from using trademarks in our business.

         Management Discussion and Analysis of Financial Condition and
                              Results of Operations

         The following discussion concerning our plan of operation contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those described under "Risk Factors" and elsewhere in this prospectus.

         We have experienced substantial changes in the startup phase of our business and since our brokerage firm commenced operations in December 1999. We expect to expand our business by seeking to accumulate brokerage clients and assets, which will require us to increase our personnel and supporting technology. We expect to increase our marketing efforts substantially.

Cash Requirements

         We expect our available cash to be sufficient to continue operations for the near future. We have no significant debts. We have long-term contracts with service providers totaling approximately $4,000 per month. If we do not raise at least the minimum amount from this offering, we may need to raise additional funds to continue operations past 12 months. If we do raise at least the minimum amount from this offering, then we expect to use the funds as described in "Use of Proceeds".

Results of Operations

         In the period from inception to March 31, 1998, the end of our first year, we experienced a loss of approximately $292,000. In this period, we formed our company and our subsidiary OSM. We initiated our first private placement of shares to acquire our initial funding.

         During this period, cash flow from financing provided approximately $869,000 primarily from the sale of preferred stock. Approximately $128,000 was used for investment activities, consisting primarily of organization costs and acquisition of equipment. Approximately $243,000 was spent on operations, of which the principal expense was salaries.

         In the fiscal year ending March 31, 1999, we experienced a loss of approximately $556,000. In this period, we completed our first private placement of shares and explored the preliminary regulatory requirements to marketing a registered broker/dealer firm. We spent significant effort assisting our then-parent company, Virtual Wall Street, in drafting and qualifying a Regulation A public offering and in creating a financial services Web site to promote the offering. We were then spun off as an independent company and changed our name.

         During this period, cash flow from financing provided approximately $296,000 primarily from the completion of the private placement. Approximately $21,000 was used for investment activities, primarily acquisition of equipment. Approximately $429,000 was spent on operations, of which the principal expenses were salaries and payment for services.

         In the fiscal year ending March 31, 2000, we increased our business activity and experienced a loss of approximately $610,000. We began a second private placement of our shares to secure additional funding.

         We completed the necessary regulatory steps to establish OSM as an NASD member firm, and our officers earned the necessary licenses to operate the firm. We made the necessary business arrangements to begin operations, including selecting a clearing firm and creating a web site for online investing.

         During this period, cash flow from financing provided approximately $864,000 primarily from the sale of common stock. Approximately $41,000 was used for investment activities, primarily acquisition of equipment. Approximately $561,000 was spent on operations, of which the principal expenses were salaries and payment for services.

         Our brokerage firm began operations in December 1999. It is now in the early stages of acquiring customers and assets and has earned minimal revenues. As of March 31, 2000, OSM has customer accounts containing assets of $8,735,000 and has earned revenues of $9,000.

Plan of Operations

         In the fiscal year ending March 31, 2001, we expect to add personnel, accelerate our marketing efforts, and increase OSM's customer and asset base. We also expect to add supporting technology, and we may expand our operations to one or more additional offices. See "Use of Proceeds."

         We expect to locate and hire one additional Series 24 General Principal with sales management experience. We expect to add up to approximately 10 licensed brokers as independent contractors, whom we plan to pay out of sales commissions rather than drawing salaries. We may add minimal additional support staff.

         We plan to use a significant portion of the funding from this offering to allow OSM to conduct Internet and traditional marketing to increase its customer and asset base, subject to all applicable regulations. Based on the clients and assets acquired to date with minimum marketing expenditures, we expect significant marketing success, though there can be no guarantee that OSM will achieve any increase in its customer and asset base. If it does achieve an increase, however, we expect increasing revenues to begin offsetting operating losses.

         We expect to upgrade our technology to increase throughput, redundancy, security, and stress tolerances. We do not expect such expenditures to directly increase revenues, but they may allow

OSM to maintain quality of service during periods of unusually high market activity, possibly more so than competing brokerage firms.

         OSM plans to commence best-efforts underwriting and offering private placements. We expect OSM to apply for regulatory approval to expand its products and services on the basis of continuing operations, more experienced personnel, and increasing financial health. Subject to approval, OSM plans to consider acting as a dealer for its own account. We believe that these activities may offer a higher profit margin than traditional retail brokerage operations.

         OSM also expects to expand access to its services to include touch-tone telephones, pagers and wireless devices, and other electronic gateways. We expect that some of OSM's current and future customers without convenient Internet access may wish to use some of these gateways.

         Finally, if we raise substantially more than the minimum funding, we plan to expand our brokerage operation to one or more additional offices. An additional office would allow OSM to add more licensed brokers and seek customers in a different geographic market. An additional office would require supervisory personnel, equipment, and communications infrastructure. We believe that an additional brokerage office would increase the rate of customer and asset acquisition.

Principal Stockholders

         The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2000, by (1) each person who is known by us to own beneficially 5% or more of any class of stock, (2) each of our directors, and (3) all directors and executive officers as a group.

         Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to their shares, except for any rights their spouses may have under community property laws. The total number of common shares authorized is 20,000,000 shares, each of which has no par value.
9,312,921 common shares and 1,338,205 preferred shares have been issued and are outstanding.

                           Series A                Common                         Common
                           Preferred        Shares Beneficially            Shares Beneficially
                           Stock          Owned Prior to Offering        Owned after Offering(2)
Name of Owner              Number           Number       Percent          Number        Percent
- ------------              ------           ------       -------          ------        -------

Paul Andre Albert                              5,888        0%                5,888         0%
Adin J. Buhalis                            2,000,000       21%            2,000,000        17%
James J. Buhalis
James Christopherson       250,000           228,960        2%              228,960         2%
Michael B. Cratty          100,000         2,083,197       22%            2,083,197        18%
Michael R. Hoeper                            500,000        5%              500,000         4%
Linda L. Schaitberger                      2,500,000       27%            2,500,000        21%
Blase Toto                                    10,000        0%               10,000         0%
Hamilton Yeh                                  30,000        0%               30,000         0%

Total                                      7,358,045       79%            7,358,045        62%

Directors and officers
  as a group(1)            100,000         5,129,085       55%            5,129,085        43%

(1) Assumes the issuance of the maximum shares offered by this prospectus and that no officer, director, or current stockholder purchases shares in the offering.

                                   MANAGEMENT

         Our Board of Directors currently consists of seven (7) members. The following table sets forth information with respect to our directors and executive officers.

                                                            DATE SERVICE
      NAME              AGE         OFFICE                    COMMENCED
     ------            -----       --------                  -----------

Michael B. Cratty*      34     Chairman, President          October 1997
                               & Chief Executive Officer,
                               Audit Committee,
                               Compensation Committee

David Anders Berge      41     Chief Information            October, 1999
                               Officer, Corporate
                               Secretary

Paul Andre Albert*      72     Director                     June, 2000

James J. Buhalis*       56     Director, Compensation       June, 2000
                               Committee

Michael R. Hoeper*      35     Director                     October, 1998

Linda Lee Schaitberger* 55     Director                     October, 1998

Blase Toto*             38     Director, Audit Committee    June, 2000

Hamilton Yeh*           56     Director, Audit Committee,   June, 2000
                               Compensation Committee


         * Indicates Board Member

         All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Our officers serve at the discretion of the Board of Directors.

         The officers and directors are set forth below.

         Michael B. Cratty has been our Chairman of the Board and CEO since our inception in October 1997. Mr. Cratty holds Series 7, 22, 24, and 63 securities registrations from the NASD. Mr. Cratty was also an Executive Vice President of Virtual Wall Street, Inc. from July 1997 to December 1999 and a director of that company from July 1997 to the present. Prior to joining Virtual Wall Street, Inc., Mr. Cratty was a registered representative holding Series 22 and 63 registrations with Travco Financial Group, Inc., an NASD member broker/dealer firm in Westlake Village, California, for which he worked from May 1992 until October 1995, and from April 1996 until July 1997. From October 1995 until April 1997, Mr. Cratty was a registered representative with Gerwin Stinziano Securities, Inc. in Calabasas, California. At those brokerage firms Mr. Cratty primarily marketed investments in oil and gas operations and waste disposal projects. Mr. Cratty served in the United States Army from October 1990 until April 1992, where he completed advanced individual training as a communications systems circuit controller, and served a tour of duty in South Korea, working on the installation fiber optic communication networks. Mr. Cratty has also been licensed in the State of California for life and disability insurance sales, and worked in the insurance industry as an agent for Inter-Rex Financial in Encino, California in 1986. Mr. Cratty attended the University of Kentucky from August 1987 until November 1990, majoring in Political Science.

         David Anders Berge has been our Chief Information Officer and Corporate Secretary since October 1999. From September 1997 to September 1999, he was Chief Information Officer of Virtual Wall Street, Inc., and from October 1997 to October 1998 was the President and Chief Financial Officer of Sparta Group. Mr. Berge holds Series 7, 27, and 63 securities registrations from the NASD. Prior to joining Virtual Wall Street, Mr. Berge was a developer for Access By Design, a web site development company based in Long Beach, California, from April 1997 to September 1997. From October 1981 to February 1992, Mr. Berge worked as Project Research Scientist for Dynamics Technology, Inc. of Torrance, California. At Dynamics Technology, Mr. Berge collaborated to plan, execute, and analyze large oceanographic experiments. He wrote numerous detailed simulation programs and data-analysis tools and presented results for review to industry conferences and government representatives. Mr. Berge's work with Dynamics Technology involved government classified data. Mr. Berge is also a founder and Vice President of Heroic Publishing, Inc., a position he has held since its incorporation in 1987. Mr. Berge graduated from the California Institute of Technology in July 1981 with a Bachelor of Science degree in Applied Physics.

         Paul Andre Albert has served as a director since June 2000. Mr. Albert is President of Albert Consulting and of ACI Alloys, Inc., positions he has held since 1981. Albert Consulting advises on materials, data storage systems and devices, magnetic materials, magnetic properties, devices, and measurements. ACI Alloys is a manufacturer of high purity sputtering targets. Its activities and products serve primarily research and development activities. From 1975 to 1981, Mr. Albert was a research staff member for IBM Research Laboratories in San Jose CA, from which he took early retirement. Some of his accomplishments included development of magnetron sputtering systems, processes for magnetic thin film deposition, and thin film media for magnetic recording. He developed a Co-Cr-Ta alloy family that later became one of the principal media used in high capacity disk data storage systems. From 1971 to 1975, Mr. Albert worked for IBM Development Laboratory in San Jose CA, where he managed the Thin Film Head and Thin Film Disk materials development activities. From 1967 to 1971, he was a Senior Engineer for IBM Development Laboratory in Burlington VT, where he managed the exploratory Bulk Film Memory program and established a crystal growth facility for magnetic "Bubble Memory" program. From 1950 to 1967, he conducted other metallurgical research. Mr. Albert earned his Masters of Science and Science Doctorate in Materials Science from New York University in 1954/1955 and his Bachelor of Science in Engineering Physics from the University of Maine in 1949.

         James J. Buhalis has served as a director since June 2000. Mr. Buhalis has over 25 years of progressively responsible experience in the field of security, including training, crime prevention, disaster planning, and special assignments relating to defense and government law enforcement. Since 1999, he has been an independent risk management consultant. From 1994 to the present, he has been a federal officer in the United States Customs Service. From 1994 to 1996, he served as a member of the contraband enforcement team at Terminal Island CA, where he was responsible to target narcotics trafficking on ocean vessels. He conducted searches, seizures, and arrests. He was also responsible to procure, design, and implement tools and electronic equipment used to discover hidden narcotics. In 1996, he transferred to Port Huron MI, where he is currently a Senior Inspector. He is responsible to facilitate cargo, rail, and air traffic from Canada, and serves as part of a multi-agency team to interdict narcotics and ill egal monies. From 1992 to 1994, Mr. Buhalis was a Security Police Officer at Los Angeles Air Force Base as well as a Custody Agent under U.S. Marshall contract for custody of hospitalized federal prisoners and protection of seized U.S. Government properties. From 1991 to 1992, he was a security supervisor, then lieutenant with Sony Pictures Entertainment. He supervised 35 full-time personnel and recruited 25 new reservists, developed and implemented training programs, conducted risk management and protection for governmental visitors and celebrities. From 1987 to 1991, he was a security officer, then supervisor, for TRW Security Services. He developed a security training program, conducted classes and seminars, and interfaced with local law enforcement. He assisted with hazards analysis of 35 multi-level buildings and held U.S. Government Top Secret clearance. He held direct supervision of up to 65 uniformed officers. From 1982 to 1989, he held other full-time and part-time positions as a security officer and bodyguard. Mr. Buhalis earned a Master of Fine Arts from CSU Long Beach in 1981 and a Bachelor of Fine Arts from Central Michigan University in 1979. He received an Honorable Discharge from the U.S. Air Force Security Police in 1975.

         Michael Richard Hoeper has served as a director since October 1998. Mr. Hoeper is also a director of Virtual Wall Street. Mr. Hoeper has been involved in the financial services industry since 1987. Since 1993 he has been an independent marketing consultant assisting corporations in various stages of growth and development. From 1991 to 1993, he was a licensed real estate salesman, working in real estate finance and real estate trust deed sales for Westworld Financial. From 1987 to 1991, he was a registered broker with Geotech Securities Corporation, where he held Series 22 and 63 registrations and worked with both income and growth investment vehicles. Mr. Hoeper attended Santa Monica College, majoring in business.

         Linda Lee Schaitberger has served as a director since October 1998. Ms. Schaitberger is a former house designer and independent contractor. From 1984 to 1989, she was Vice President of Lionheart Corporation, where she supervised home design, including general design, development, and landscaping. She also ran a sole proprietorship business as an artist and writer. Ms. Schaitberger graduated from the Legate School in 1963. She also attended Michigan State University and the Art School of the Society of Arts and Crafts in Detroit MI.


         Dr. Blase Toto has served as a director since June 2000. Dr. Toto is a doctor of chiropractic medicine specializing in sports medicine. He was staff chiropractor for HIP New Jersey from 1992 to 1995 and an instructor in the Department of Chiropractic Technique at the National College of Chiropractic from 1985 to 1986. Dr. Toto has served several sports teams, including Team Panama at the Atlanta Olympics in 1996, the US Olympic Training Center at Colorado Springs in 1995, the USA Tae Kwon Do championships in 1995, the USA Team basketball trials in 1995, and as team physician to Bishop Ahr football from 1992 to 1998. Dr. Toto has been a board member of the American Chiropractic Board of Sports Physicians since 1995 and vice president since 1999. He received his Doctor of Chiropractic degree in 1985 and his Bachelor of Science in Biology in 1983, both from the National College of Chiropractic. He is a member of the US Olympic Medical Society, the American Chiropractic Association, and several other medical org anizations.

         Hamilton Yeh has served as a director since June 2000. Mr. Yeh was a California CPA from 1986 until 1999. He has extensive auditing experience in the healthcare industry. He has been responsible for auditing many major hospital institutions and, in particular, the government Medicare reimbursement program. Mr. Yeh is a licensed real estate broker in the state of California and is also an active real estate investor. Mr. Yeh is increasingly involved with philanthropical activities in promoting adult recreational activities for better health and balanced life. He is formerly a member of the California CPA Society and Commonwealth Club. Mr. Yeh has a Bachelor's Degree in Business Administration earned in Taiwan and a Master's Degree in Accounting from Chico State.

Consultants

         RND Resources David Banerjee has been since 1989 President and Chief Executive Officer of RND Resources of Encino, California, a leading accounting and compliance consulting firm for banks and financial services firms dealing with the Federal Reserve, SEC, NASD, Department of Insurance, National Futures Association and various state and foreign governmental regulators. From 1986 to 1989 Mr. Banerjee was Senior Vice President at Liberty Financial Services, responsible for the fiscal and compliance health of this diversified asset management company with over $47 billion under management. Its subsidiaries include Stein Roe and Farham, Keyport Life Insurance, the Colonial Group and Liberty Asset Management. From 1982 to 1986 he was Senior Vice President of First Interstate Bank, responsible for the primary dealer arm including government and agency securities, federal funds desk, commercial paper, municipal dealer desk, mortgage banking and the futures commission merchant subsidiary for all derivative transaction. First Interstate was one of two primary government dealers on the West Coast. From 1980 to 1982 he was Senior Bank Consultant for Computer Associates, responsible for the development of application based solutions (IBM OSNSI, CMS and CICS) utilizing assembler, Fortran and COBOL languages for International Banks and securities firms such as World Bank, IBRD, Bank of Boston, BONY, Irving Trust, Chemical Bank, J.P. Morgan, Salomon Brothers and was responsible for the first commercial asset liability management software for banks. He is a graduate of the Indian Institute Technology with a Bachelor of Science in Engineering, of Calcutta University with a Master's in Business Administration, of the American Graduate School of International Management with a Master's in International Management and has a Graduateship in Operations Research. He is a Certified Public Accountant (CPA) and holds NASD Licenses 7, 24, 27, 63; Insurance Broker; and is also Chairman of the California Committee For The Securities Industry (CPA Society).

         Stonefield Josephson, the largest independent CPA firm in California, is used by the Company for accounting and auditing services including NASD compliance.

         Sam D. Wild, CPA, is a Business Consultant at Stonefield Josephson. Mr. Wild along with selected members of staff at Stonefield Josephson provide accounting, auditing, tax planning, financial advisory, insolvency, and litigation consulting services to both public and closely-held businesses and executives. Prior to joining Stonefield Josephson, Sam was a partner at a "big six" accounting firm. Mr. Wild holds a Bachelor of Science in Accounting from Arizona State University and a Master of Science in Taxation from Golden Gate University. Mr. Wild also holds a certificate in Executive Management from Kellogg Graduate School of Management, Northwestern University.

         Nanette Lee Miller, CPA, is a Business Consultant and Management Information Systems Director at Stonefield Josephson, specializing in working for NASD member firms. Ms. Miller provides audit services, financial reporting, forecasting and projections, strategic planning, assistance with initial public offerings and systems design and implementation services to closely-held businesses and their executives. Ms. Miller currently works with over ten NASD member firms.

         Blue Sky MLS of Rutherford NJ works with OSM to handle blue sky and state broker/dealer regulatory matters. Blue Sky MLS was the first company to offer blue sky administration and is the largest provider of these services. Blue Sky MLS currently works for dozens of NASD broker/dealers across the country, assisting them with their regulatory and compliance needs.

Executive Compensation

         The following table shows the past 3 year's remuneration for our officers and directors:

Officer               Fiscal Year Ending     Salary    Restricted Stock  Options
--------------------------------------------------------------------------------
Michael Cratty, CEO         2000             $78,000               -      50,000
                            1999             $60,784               -           -
                            1998             $22,278        $100,000      50,000
David Berge, CIO            2000             $32,208               -      75,000

         Note: All restricted shares vest immediately and are expected to receive normal dividends, if any, with other shares of their class.

         The following table shows options awarded to officers and directors in the most recent fiscal year:

Officer                     Number    Percent of Total    Exercise    Expiration
--------------------------------------------------------------------------------
Michael Cratty              50,000          29%             $2.50         2010
David Berge                 75,000          43%             $2.50         2010

Total Options awarded
to employees in FY 2000:  175,000

         Directors receive no cash compensation for their services to us as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. Outside directors may receive a nominal salary in the future.

         Our Board of Directors formed a Compensation Committee in June 2000. As of then, the Compensation Committee determines the amount of compensation for executive officers and directors.

         Our Board of Directors formed an Audit Committee in June 2000. As of then, the Audit Committee reviews our annual financial statements with our independent accountants prior to publication. The Audit Committee also reviews the work of the independent accountants and approves any non-audit services that they may perform. The Audit Committee makes annual recommendations to the Board for the appointment of independent accountants for the ensuing year. The Audit Committee will also review the effectiveness of our financial and accounting functions and the organization, operations, and management. We have retained the independent certified public accounting firm of Stonefield Josephson with offices in Santa Monica, California and San Francisco, California, as our certified public accounting firm.

Employment Agreements

         We have entered into written employment agreements with our officers and key employees which set forth the terms and conditions of their employment. All employment agree-ments provide that the executive officers may resign at any time, and that we may terminate the officer or employee at any time with or without cause. None of the agreements provide for any severance payment to the employee upon termination or payment upon the change of control of the Company.

Stock Options

         A stock incentive program for our executive officers will be established pursuant to which authorized but unissued stock equal to 10% of the issued and outstanding common stock of the Company will be reserved for issuance to the officers and employees if certain earnings goals are achieved, as determined by the Compensation Committee of the Board of Directors.

         We have adopted an incentive stock option plan for our officers and key employees. One million shares of common stock have been reserved for distribution under this plan. The Compensation Committee of the Board of Directors administers the plan, selects recipients to whom options are granted and determines the number of shares to be awarded. Options granted under the plan are exercisable at a price determined by the Compensation Committee at the time of grant, but in no event less than fair market value.

Directors' Compensation

         Our Board of Directors presently consists of seven members. All employee and consultant compensation, including payroll expenditures, salaries, stock options, stock incentives, and bonuses, must be approved by the unanimous consent of the members of the Compensation Committee. Our bylaws generally provide for resolutions of the Board to be adopted by majority vote of the directors.

Indemnification of Officers and Directors

         Under California Corporation Law and the Company's Articles of Incorporation, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the following acts by directors:

         (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

         (2) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director,

         (3) approval of any transaction from which a director derives an improper personal benefit,

         (4) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders,

         (5) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (6) approval of an unlawful dividend, distribution, stock repurchase, or redemption.

         This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in our articles of incorporation is to eliminate our rights and our stockholders' rights (through stockholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (6) above. This provision does not limit nor eliminate our rights or any stockholder's rights to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our articles of incorporation provide that if California law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The California Corporations Code grants corporations the right to indemnify their directors, officers, employees, and agents in accordance with applicable law. Our bylaws provide for indemnification of such persons to the full extent allowable under applicable law. These provisions will not alter the liability of the directors under federal securities laws.

         We intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

         Insofar as we may indemnify our directors, officers and controlling persons for liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that any director, officer or controlling person asserts a claim for indemnification against any liability except the expense of a successful legal defense, we will either rely on legal precedent or else submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such case.

Amendment of Articles of Incorporation and Bylaws

         Under the California Corporations Code, the Company's Articles of Incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class, unless the Articles of Incorporation require the vote of a larger portion of the stock. Our Articles of Incorporation do not require a larger percentage affirmative vote. The Certificate of Determination setting forth the rights of the Series A Preferred Stock states that the separate approval of a majority of the outstanding preferred stock, voting as a class, is necessary to approve: (1) any amendment to the articles of incorporation or Certificate of Determination which adversely affects the rights, preferences, or privileges of the preferred stock; (2) the creation of any class of stock which has rights, preferences, or privileges which are prior to the preferred stock; or (3) any increase in the authorized number of shares of preferred stock or any split or combination of the preferred stock.

         As is permitted by, and subject to certain limitations stated in, the California Corporations Code, our bylaws give our Board of Directors the power to adopt, amend, or repeal our bylaws. Our stockholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

Directors and Officers Insurance

         We are exploring the possibility of obtaining directors and officers ("D & O") liability insurance. We have obtained several premium quotations but have not entered into any contract with any insurance company to provide said coverages as of the date of this prospectus. There is no assurance that we will be able to obtain such insurance.

Keyman Life Insurance

         We expect to purchase Keyman Life Insurance after the effective date of this offering in amounts up to $1 million, 50% payable to the company and 50% payable to family beneficiaries. We are planning to purchase such insurance towards the cross purchase of shares from the estate of an officer or director and to provide us with the capital to replace the executive loss (executive search for successor, etc.).

                              Certain Transactions

         We sublease office space in Los Angeles to Virtual Wall Street, and our CEO, Mr. Cratty, is a director of that company. Virtual Wall Street pays us $1,000 per month in rent for 700 square feet.

         We have also executed trademark license agreements with Virtual Wall Street, Inc. whereby we license the use of their trademarks. We entered into an Exclusive License Agreement with Virtual Wall Street when our name was Virtual Stock Market, Inc., for the use of the trademark "Virtual Stock Market" for the one-time License Fee of $60,000. The license may not be assigned or subleased. The license is perpetual but may be terminated upon a material breach that is not corrected within 14 days after notice by the licensee. We have entered into a separate license agreement with Virtual Wall Street for exclusive use of the trademark "Online Stock Market." This license was granted to us at no cost but with terms otherwise substantially identical to the foregoing license.

                           Descriptions of Securities

         All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable California law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus. We are authorized to issue 20,000,000 shares, at no par value per share. As of the date of this prospectus there are 9,312,921 common shares issued and outstanding and 4,000,000 shares of preferred stock authorized, no par value per share, of which 1,338,205 shares are issued or outstanding. If we sell the maximum offering, the issued and outstanding capital common stock of the Company will consist of 11,812,921 common shares. See "Capitalization".

Common Stock

         We are authorized to issue 20,000,000 shares of common stock, no par value per share, of which 9,312,921 shares are issued and outstanding. Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors out of funds available for that purpose, subject to any priority as to dividends for preferred stock that may be outstanding.

         You have the voting rights for your shares. You and all other holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. You have cumulative voting rights with respect to the election of directors, with the result that your vote will allow you a proportionate representation on the Board of Directors.

         You have dividend rights for your shares. You and all other holders of common stock are entitled to receive dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividends on shares in the near future. This investment may be inappropriate for you if you need dividend income from an investment in shares.

         You have rights if we are liquidated. Upon our liquidation, dissolution or winding up of affairs, you and all other holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding common stock are fully paid and nonassessable, as are the common stock offered here when issued in exchange for the price per share set forth in this prospectus. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of your shares.

         You have no right to acquire shares of stock based upon the percentage of our common stock you own when we sell more shares of our stock to other people. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares, result in a dilution of our percentage ownership that you hold.

Preferred Stock

         We are authorized to issue 4,000,000 shares of preferred stock with such rights, preferences, and privileges as are determined by our Board of Directors. 1,338,205 shares of preferred stock are presently issued and outstanding. The Series A Preferred Stock is the only series of preferred stock which the Board of Directors has authorized to date. All discussions of the rights and privileges of preferred stock in this prospectus refer to the Series A Preferred Stock.

         The preferred stock possesses a dividend preference of $0.10 per share per annum, which must be paid in full or reserved for payment before payment of any dividend or other distribution (other than a distribution upon our liquidation) may be made to the holders of common stock. The dividend preference is noncumulative. Dividends are payable solely at the option of the Board of Directors, and there is no requirement that any dividend be declared or paid with respect to any class of stock.

         The preferred stock has a liquidation preference of $0.60 per share, which must be paid in full or reserved for payment before any distribution upon liquidation of our company may be paid to holders of the common stock. The preferred stock and the common stock are entitled to participate on an equal basis in all additional distributions made by us. Each share of preferred stock will be deemed to equal the number of shares of common stock into which the preferred stock could be converted as of the date of the distribution for the purpose of calculating the amount of additional distributions to which each share the preferred stock is entitled.

         Holders of the preferred stock do not possess redemption or preemptive rights. We are not required to maintain a sinking fund or reserve any other amounts for the payment of any preference for the preferred stock. The preferred stock is not subject to calls or assessments.

         The preferred stock is convertible into one share of our common stock at any time at the option of the holder. In addition, each share of preferred stock will automatically convert into one share of common stock upon the occurrence of any of the following events:

         (1) Upon the vote or written consent of the holders of no less than 66.67% of the outstanding preferred stock;

         (2) Upon the completion of a public offering of our common stock (or securities convertible into common stock) through which the gross proceeds to us (without deducting underwriter's discounts and commissions) equals or exceeds $5,000,000; or

         (3) When, at the end of any fiscal year, our book value, calculated using generally accepted accounting principles and excluding goodwill, equals $1.50 per share, assuming all preferred shares are converted.

         The number of shares of common stock into which each share of preferred stock may be converted shall be increased pro-rata to take into account stock splits, stock dividends or other issuances of common stock without consideration. Similarly, the number of shares of common stock into which the preferred stock may be converted shall be reduced pro-rata if there are any reverse stock splits or other combinations of common stock.

         The preferred stock is entitled to vote or grant consents with respect to all matters submitted for approval by the stockholders. Each share of preferred stock has a number of votes equal to that number of shares of common stock into which that preferred share could be converted as of the record date for that vote or effective date of that consent. The preferred stock will vote together with the common stock on all matters, and not as a separate class. However, the approval of the preferred stock, voting as a separate series and class, is required before the Company may:

         (1) alter the rights of the preferred stock in a manner which adversely affects that series;

         (2)      increase the authorized number of shares of preferred stock;

         (3)      effect any split or combination of the preferred stock; or

         (4) authorize or issue any class or series of stock which has superior dividend or liquidation preferences to the preferred stock.

         The rights, preferences and restrictions on each class of stock are set forth in greater detail in the Certificate of Determination. The above discussion of these rights is a summary only, and is qualified in its entirety by the more complete description set forth in the Certificate of Determination.

Warrants

         The number of warrants outstanding are 803,500. Each warrant entitles the holder to purchase one share of common stock at a price of $3.75 per share. The warrants are exercisable from July 2, 2000 until July 1, 2002. The holder may exercise any number of warrants by delivering them to us along with an exercise form and a check for the proper amount payable to us. The number of purchasable shares of common stock will be adjusted upon the occurrence of certain events, including stock dividends, stock splits, reclassifications, reorganizations, consolidations, or mergers.

Exchange Warrants

         Each two shares of preferred stock were issued attached to a warrant to purchase one share of common stock of Virtual Wall Street, Inc. The warrant is exercisable beginning December 31, 1999 and for a period of one year thereafter. The warrant may be exercised only by delivery of the two shares of preferred stock.

                        Shares Eligible for Future Sale

         Upon completion of this offering, we will have 11,812,921 shares issued and outstanding, assuming all the shares offered here are sold. The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate" (as that term is defined under the Act) who will be subject to the resale limitations of SEC Rule 144.

         There will be approximately 9,312,921 shares outstanding that are "restricted securities" as that term is defined in Rule 144.

         The common stock owned by insiders, officers, and directors are deemed "restricted securities" as that term is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three
(3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of our issued and outstanding common stock or (b) the average weekly trading volume of the common stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of common stock without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two (2) year holding period. Additionally, common stock underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the effective date of a prospectus or offering memorandum pursuant to SEC Rule 701.

         As of the date of this prospectus and upon completion of the offering, approximately 1,860,127 of our common stock (other than this offering) are available for sale under Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the common stock. Our officers, directors and certain of our security holders have agreed not to sell, transfer, or otherwise dispose of their common stock or any securities convertible into common stock for a period of 12 months from the date of this prospectus.

         Under Rule 701, persons who purchase shares upon exercise of options granted prior to the date of this prospectus are entitled to sell their common stock after the 90th day following the date of this prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation, or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period.

         Our common stock has had no public market. With a relatively minimal public float and without a professional underwriter, there is no guarantee that an active and liquid public trading market, as that term is commonly understood, will develop, or if developed that it will be sustained. Accordingly, an investment in our common stock should be considered highly illiquid. Although we believe a public market will be established in the future, there can be no assurance that a public market for the common stock will develop. If a public market for the common stock does develop at a future time, sales by stockholders of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.

                             Available Information

         We have filed with the SEC a registration statement on Form SB-2 relating to the common stock offered here. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. For further information with respect to us or the common stock offered here, reference is made to the registration statement, including its exhibits and schedules. Statements contained in this prospectus concerning the provisions or contents of any contract, agreement, or any other document referred to are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matters involved.

         The registration statement, including its exhibits and schedules, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549 and at the SEC's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically. The web site address is http://www.sec.gov.

         We intend to furnish to our shareowners annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

         We will provide without charge to each person who receives a prospectus, upon written or oral request, a copy of any of the information that was incorporated by reference in the prospectus (not including Exhibits to the information that is incorporated by reference unless the Exhibits are themselves specifically incorporated by reference). Please direct any such request to Michael B. Cratty, President, Online Stock Market Group, 1875 Century Park East, Suite 1880, Los Angeles, CA 90067, Tel.# (310) 201-9700.

         Within five days of our receipt of a subscription agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted. We reserve the right to reject orders for the purchase of shares in whole or in part. Upon acceptance of each subscriber, we will promptly provide our stock transfer agent the information to issue shares.

         You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of this offering.

Special Note Regarding Forward-Looking Statements

         This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "Risk Factors" section beginning on page 7. Therefore, you should not place undue reliance upon these forward-looking statements.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                                Dividend Policy

         We have never declared or paid cash dividends on our common stock and anticipate that we will retain all future earnings for development of our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the company and general business conditions.

                              Stock Transfer Agent

         Our transfer agent and registrar of the common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

                                    Experts

         Our consolidated combined financial statements as of and for the year ending March 31, 1998, 1999, and 2000 have been audited by Stonefield Josephson, Inc., CPAs, 1620 26th Street, Suite 400 South, Santa Monica, CA 90404, independent auditors, as set forth in their report included here and incorporated here by reference. Such financial statements have been included in reliance upon their report given upon their authority as experts in accounting and auditing.

                                 Legal Matters

         There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or which our management expects to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel.

         The Law Offices of Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, NY 11509, Tel. #(516) 371-4598, will pass upon certain legal matters relating to the offering.

                    ONLINE STOCK MARKET GROUP AND SUBSIDIARY
                      (FORMERLY VIRTUAL STOCK MARKET, INC.)
                          (A CALIFORNIA CORPORATION AND
                         A DEVELOPMENT STAGE ENTERPRISE)

                        CONSOLIDATED FINANCIAL STATEMENTS

                            YEAR ENDED MARCH 31, 2000



                                    CONTENTS

                                                                            Page
                                                                            ----

Independent Auditors' Report                                                 1

Financial Statements:
  Consolidated Balance Sheet                                                 2
  Consolidated Statements of Operations                                      3

  Consolidated Statement of Stockholders' Equity                            4-5
  Consolidated Statements of Cash Flows                                      6
  Notes to Consolidated Financial Statements                                7-11

                           Stonefield Josephson, Inc.
   LOGO                   CERTIFIED PUBLIC ACCOUNTANTS
                          BUSINESS & PERSONAL ADVISORS
                Members: DFK, IAPA, Institute of Profit Advisors



                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Online Stock Market Group and Subsidiary
Los Angeles, California

We have audited the accompanying consolidated balance sheet of Online Stock Market Group and Subsidiary (a California corporation and a development stage company) as of March 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended March 31, 2000 and 1999, and for the period from October 9, 1997 (inception) to March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Online Stock Market Group and Subsidiary as of March 31, 2000, and the results of its operations and its cash flows for the years ended March 31, 2000 and 1999 and for the period from October 9, 1997 (inception) to March 31, 2000 in conformity with generally accepted accounting principles.

/s/ Stonefield Josephson, Inc.


CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
April 10, 2000

                    ONLINE STOCK MARKET GROUP AND SUBSIDIARY
                          (A CALIFORNIA CORPORATION AND
                         A DEVELOPMENT STAGE ENTERPRISE)

                   CONSOLIDATED BALANCE SHEET - MARCH 31, 2000

                                     ASSETS

Current assets:
  Cash and cash equivalents                                         $   606,443
  Accounts receivable                                                     2,530
  Prepaid expenses                                                       10,244
                                                                    -----------
          Total current assets                                      $   619,217

Property and equipment, net of
  accumulated depreciation                                               69,013

Trademark and license, net of amortization                               30,500

Other assets:
  Deferred offering costs                                                12,000
  Deposit                                                                 6,644
  Investment in NASD warrants                                             3,300
                                                                    -----------
          Total other assets                                             21,944
                                                                    -----------
                                                                    $   740,674
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities -
  accounts payable and accrued expenses                             $     9,500

Due to Virtual Wall Street, Inc.                                        144,681

Stockholders' equity:
  Preferred stock; 4,000,000 shares authorized,
    1,338,205 shares issued and outstanding                         $   627,780
  Common stock; 20,000,000 shares authorized,
    9,312,921 shares issued and outstanding                             763,926
  Additional paid-in capital                                            652,779
  Deficit accumulated during the development stage                   (1,457,992)
                                                                    -----------
          Total stockholders' equity                                    586,493
                                                                    -----------
                                                                    $   740,674
                                                                    ===========

See  accompanying   independent  auditors'  report  and  notes  to  consolidated financial statements.

                                                                               2

                    ONLINE STOCK MARKET GROUP AND SUBSIDIARY
                          (A CALIFORNIA CORPORATION AND
                         A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                      For the period from
                                                                        October 9, 1997
                                         Year ended      Year ended     (inception) to
                                        March 31,2000   March 31, 1999  March 31, 2000
                                        -------------   --------------  --------------
Revenues                                 $      9,095    $       --      $      9,095

Cost of sales                                    --              --              --
                                         ------------    ------------    ------------

Gross profit                                    9,095            --             9,095
                                         ------------    ------------    ------------

Interest income                                 7,490          19,591          27,081

Operating expenses                            626,394         575,501       1,494,168
                                         ------------    ------------    ------------

Net loss                                 $   (609,809)   $   (555,910)   $ (1,457,992)
                                         ============    ============    ============

Net loss per share - basic and diluted   $       (.06)   $       (.05)
                                         ============    ============

Weighted average shares outstanding -
  basic and diluted                        10,489,521      10,314,102
                                         ============    ============


    See accompanying independent auditors' report and notes to consolidated financial statements.

                                                                               3

                                            ONLINE STOCK MARKET GROUP AND SUBSIDIARY
                                                  (A CALIFORNIA CORPORATION AND
                                                 A DEVELOPMENT STAGE ENTERPRISE)

                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                FOR THE PERIOD FROM OCTOBER 9, 1997 (INCEPTION) TO MARCH 31, 2000

                                       Preferred stock              Common stock                  Additional               Total
                                    ---------------------       ----------------------             paid-in             stockholders'
                                    Shares         Amount       Shares          Amount       capital       Deficit         equity
                                    ------         ------       ------          ------       -------       -------         ------
Issuance of common stock on
  October 9, 1997 (inception)                     $             9,000,000    $   106,240    $      --     $      --     $   106,240

Issuance of preferred stock
  during private
  placement offering
  from November 1997 to
  March 31, 1998                    798,300        775,000                                                                  775,000

Issuance of preferred stock
  for payment of
  services provided
  from inception to
  March 31, 1998                     54,655         53,060                                                                   53,060

Allocation of convertibility
  feature of
  preferred stocks issued
  during private
  placement offering                              (414,030)                                                                (414,030)

Net loss for the period from
  October 9, 1997
  (inception) to March 31, 1998                                                                             (292,273)      (292,273)
                                  ---------        -------    -----------    -----------    ---------     -----------   -----------
Balance at March 31, 1998           852,955        414,030      9,000,000        106,240                    (292,273)       227,997

Issuance of common stock                                           26,521           504                                         504

Issuance of preferred stock
  during private
  placement offering from
  April 1, 1998 to
  May 21, 1998                      418,250        390,500                                                                  390,500

Issuance of preferred stock
  for payment of
  services provided from
  April 1, 1998 to
  March 31, 1999                     92,000         86,999                                                                   86,999

Allocation of convertibility
  feature of preferred
  stocks issued during
  private placement offering                      (238,749)                                                                (238,749)

Capital contribution by Virtual
  Wall Street Inc.                                                                            652,779                       652,779

Net loss for the year ended
  March 31, 1999                                                                                            (555,910)      (555,910)
                                  ---------        -------    -----------    -----------    ---------     -----------   -----------
Balance at March 31, 1999         1,363,205        652,780      9,026,521       106,744       652,779       (848,183)       564,120


See accompanying independent auditors' report and notes to consolidated financial statements.

                                                                                                                               4


                                            ONLINE STOCK MARKET GROUP AND SUBSIDIARY
                                                  (A CALIFORNIA CORPORATION AND
                                                 A DEVELOPMENT STAGE ENTERPRISE)


                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

                                FOR THE PERIOD FROM OCTOBER 9, 1997 (INCEPTION) TO MARCH 31, 2000
                                                                                         Additional                     Total
                                    Preferred stock                 Common stock           paid-in                   stockholders'
                                 Shares         Amount          Shares        Amount       capital       Deficit        equity
                                ---------    -----------      ---------    -----------   -----------   -----------    -----------

Issuance of common stock in
  exchange for services
  rendered                                                        5,000         12,500                                     12,500

Shares sold during private
  placement                                                     281,400        644,682                                    644,682

Preferred stock repurchase        (25,000)       (25,000)                                                                 (25,000)

Net loss for the year ended
   March 31, 2000                                                                                         (609,809)      (609,809)
                                ---------    -----------      ---------    -----------   -----------   -----------    -----------

Balance at March 31, 2000       1,338,205    $   627,780      9,312,921    $   763,926   $   652,779   $(1,457,992)   $   586,493
                                =========    ===========      =========    ===========   ===========   ===========    ===========

See accompanying independent auditors' report and notes to consolidated financial statements.

                                                                                                                               5

                                            ONLINE STOCK MARKET GROUP AND SUBSIDIARY
                                                  (A CALIFORNIA CORPORATION AND
                                                 A DEVELOPMENT STAGE ENTERPRISE)

                                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                                                For the period from
                                                                                                                  October 9, 1997
                                                                                   Year ended      Year ended     (inception) to
                                                                                 March 31, 2000  March 31, 1999    March 31, 2000
                                                                                 --------------  --------------    --------------
Cash flows provided by (used for) operating activities:
  Net loss                                                                         $  (609,809)   $  (555,910)      $(1,457,992)
                                                                                   -----------    -----------       -----------
  Adjustments to reconcile net loss to net cash provided by
    (used for) operating  activities:
      Depreciation and amortization                                                     33,031         32,668            73,755
      Loss on disposal of assets                                                        19,928           --              19,928
      Issuance of common stock for services rendered                                    12,500         86,999           152,559

  Changes in assets and liabilities:
    (Increase) decrease in assets:
      Accounts receivable                                                               (2,530)          --              (2,530)
      Prepaid expenses                                                                  16,073        (13,985)          (10,244)
      Deposits                                                                          (6,644)         4,458            (6,644)
      Deferred offering costs                                                          (12,000)          --             (12,000)

    Increase (decrease) in liabilities -
      accounts payable and accrued expenses                                            (11,751)        16,332             9,500
                                                                                   -----------    -----------       -----------
          Total adjustments                                                             48,607        126,472           224,324
                                                                                   -----------    -----------       -----------

          Net cash used for operating activities                                      (561,202)      (429,438)       (1,233,668)
                                                                                   -----------    -----------       -----------

Cash flows used for investing activities -
  Payments to acquire property and equipment, net                                      (37,473)       (21,212)          (98,994)
  Investment in NASD warrants                                                           (3,300)          --              (3,300)
  Payments related to organization costs                                                  --             --             (27,458)
  Payments to acquire trademark and license                                               --             --             (60,000)
                                                                                   -----------    -----------       -----------

          Net cash used for investing activities                                       (40,773)       (21,212)         (189,752)
                                                                                   -----------    -----------       -----------

Cash flows provided by (used for) financing activities:
  Proceeds from issuance of preferred stock units                                         --          390,500         1,165,500
  Redemption of preferred stock units                                                  (25,000)          --             (25,000)
  Proceeds from issuance of common stock units, net                                    644,682           --             744,682
  Loans to officer-stockholder                                                            --              650              --
  Loans (to) from Virtual Wall Street, Inc.                                            244,931        (95,250)          144,681
                                                                                   -----------    -----------       -----------

          Net cash provided by financing activities                                    864,613        295,900         2,029,863
                                                                                   -----------    -----------       -----------
Net increase (decrease) in cash                                                        262,638       (154,750)          606,443
Cash, beginning of year                                                                343,805        498,555              --
                                                                                   -----------    -----------       -----------

Cash, end of year                                                                  $   606,443    $   343,805       $   606,443
                                                                                   ===========    ===========       ===========

Supplemental disclosure of cash flow information -
  income taxes paid                                                                $     1,600    $     1,600       $     3,200
                                                                                   ===========    ===========       ===========

Supplemental disclosure of non-cash investing and financing activities:
    Issuance of preferred stock units in exchange for
      services rendered                                                            $      --      $    86,999       $   140,059
                                                                                   ===========    ===========       ===========
    Issuance of common stock for services rendered                                 $    12,500    $      --         $    12,500
                                                                                   ===========    ===========       ===========
    Capital contribution in exchange for elimination of
      debt and for property and equipment, respectively                            $      --      $   652,779       $   659,019
                                                                                   ===========    ===========       ===========
    Issuance of common stock in exchange for
      note receivable                                                              $      --      $       504       $       504
                                                                                   ===========    ===========       ===========

See accompanying independent auditors' report and notes to consolidated financial statements.

                                                                                                                               6

                    ONLINE STOCK MARKET GROUP AND SUBSIDIARY
                         (A CALIFORNIA CORPORATION AND
                        A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE PERIOD FROM OCTOBER 9, 1997 (INCEPTION) TO
                                 MARCH 31, 2000

(1)      Basis of Preparation and Summary of Significant Accounting Policies:

         General:

                  Online Stock Market Group, ("Parent"), formerly Virtual Stock Market, Inc., a California corporation, was incorporated on October 9, 1997, through a capital investment of $106,240 by Virtual Wall Street, Inc. in exchange for 9,000,000 shares of common stock. During September 1998, the Board of Directors and stockholders of Virtual Wall Street, Inc. declared a dividend and distributed approximately 8,505,000 of its shares of Online Stock Market Group's common stock to the stockholders of Virtual Wall Street, Inc. During May 1999, the Company changed its name from Virtual Stock Market, Inc. to Online Stock Market Group.

                  The Parent formed Online Stock Market, Inc., ("Subsidiary") a California corporation through a capital investment of $100,000 on February 17, 1998 in exchange for 100% of its common stock.

         Business Activity:

                  The Company has established traditional and online brokerage services, and provides best efforts underwriting and investment banking services for small and medium sized businesses over the Internet in exchange for fees or commissions from customers.

         Principles of Consolidation:

                  The accompanying consolidated financial statements include the accounts of the Parent, and its Subsidiary (collectively, the "Company") as of March 31, 2000 and for the years ended March 31, 2000 and 1999 and for the period from October 9, 1997 (date of inception) to March 31, 2000. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Use of Estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Fair Value:

                  Unless otherwise indicated, the fair value of all reported assets and liabilities which represent financial instruments, none of which are held for trading purposes, approximate carrying values of such accounts.

See accompanying independent auditors' report.                                 7

                    ONLINE STOCK MARKET GROUP AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               FOR THE PERIOD FROM OCTOBER 9, 1997 (INCEPTION) TO
                                 MARCH 31, 2000

(1)      Basis of Preparation  and Summary of Significant  Accounting  Policies,
         Continued:

         Cash and Cash Equivalents:

                  Concentration

                  The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

                  Cash Equivalents

                  Cash includes time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

         Property and Equipment:

                  Property and equipment are valued at cost. Depreciation and amortization are being provided by use of straight-line and accelerated methods over the estimated useful lives of the assets.

         Income Taxes:

                  The Company accounts for taxes under SFAS No. 109, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The principal temporary difference is the net operating loss carryforward of approximately $1,400,000 at March 31, 2000. A deferred asset has been provided and completely offset by a valuation allowance, because its utilization does not appear to be reasonably assured. The Company's operating results were included in the consolidated income tax returns of Virtual Wall Street, Inc., through September 1998. Accordingly there are certain limitations on the utilization of this net operating loss carryforward as a result of this change of control. Federal net operating loss carryforward starts to expire on March 31, 2018 and California state net operating loss carryforward starts to expire on March 31, 2003.

                  The Company is liable for and has provided for corporate state taxes.

         Net Loss Per Share:

                  Net loss per share has been calculated based upon the weighted average number of common shares outstanding during the period. Common stock equivalents have been excluded because their effect would reduce loss per share.


See accompanying independent auditors' report.

                    ONLINE STOCK MARKET GROUP AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               FOR THE PERIOD FROM OCTOBER 9, 1997 (INCEPTION) TO
                                 MARCH 31, 2000

(2)      Property and Equipment:

         A summary is as follows:

              Furniture, fixtures and equipment   $102,213
              Less accumulated depreciation         33,200
                                                  --------
                                                  $ 69,013
                                                  ========

         Depreciation expense amounted to $21,031 and $15,150 for the years ended March 31, 2000 and 1999, respectively.

(3)      Trademark and License Agreement:

         The Company entered into an exclusive license agreement with Virtual Wall Street, Inc. ("Licensor") to develop, enhance and utilize for normal business purposes the concept, name recognition, tradename, copyright and trade secrets of "Virtual Stock Market, Inc." Pursuant to this agreement, no further royalties or fees are due to the Licensor in the future. Trademark and license agreement is being amortized straight line over a 60-month period.

         A summary is as follows:

                Trademark and License agreement    $60,000
                Less accumulated amortization       29,500
                                                   -------
                                                   $30,500
                                                   =======

         Amortization expense amounted to $12,000 each for the years ended March 31, 2000 and 1999.

(4)      Stockholders' Equity:

         The Company commenced a private placement (the "Private Placement") of 600,000 units on November 3, 1997 at a purchase price of approximately $2.00 per unit. Each unit consisted of two shares of the Company's Series A Convertible, no par value, non-cumulative preferred stock, and an exchange warrant to convert those two preferred shares to one share of Virtual Wall Street, Inc.'s common stock. The exchange warrant is convertible beginning December 31, 1999 and for a period of one year thereafter. The Private Placement generated gross proceeds of approximately $ 1,165,500. The Company allocated 50% to the convertibility feature.

         The convertibility feature gives the holder the right to exchange his two preferred shares for one common share of a separate corporation, the former parent. Therefore Staff Accounting Bulletin Topic 6:B. does not apply, the amount allocated to this feature does not affect the common stock amounts of the Company, there is no accretion of the carrying amounts and there is no adjustment of the net income applicable to common stock.

         During the period from November 3, 1997 to March 31, 1998 and during April 1998, the Company issued approximately 75,000 units to certain key employees and consultants in exchange for services rendered until March 31, 1999, of which, 50% of the capital was allocated to the exchange warrant conversion feature.

See accompanying independent auditors' report.

                    ONLINE STOCK MARKET GROUP AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
               FOR THE PERIOD FROM OCTOBER 9, 1997 (INCEPTION) TO
                                 MARCH 31, 2000

(4)      Stockholders' Equity, Continued:

         In August of 1998, Virtual Wall Street, Inc. eliminated Online Stock Market Group's obligations through a contribution to the capital of Online Stock Market Group of $652,779.

         During July 1999, the Company initiated a private placement offering (the "July 1999 Private Placement") of 495,000 units of the Company's common stock units at an offering price of $2.50 per unit. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 506 of Regulation D. Each unit consists of one share of common stock and one warrant to purchase one common stock at an exercise price of $3.75. Pursuant to the terms of this offering, the Company and a selling stockholder agreed to sell 495,000 shares each for a total of 990,000 units (495,000 shares held by the selling stockholder, 495,000 newly issued shares and 990,000 warrants). As of March 31, 2000, the Company has raised $644,682, net of offering costs of $58,818.

(5)      Stock Options:

         The Company has adopted the 1998 Stock Option Plan (the "Plan"). The Plan authorizes the issuance of 1,000,000 shares of the Company's common stock pursuant to the exercise of options granted thereunder. The Board of Directors administers the Plan, selects recipients to whom options are granted and determines the number of shares to be awarded. Options granted under the Plan are exercisable at a price determined by the Compensation Committee at the time of grant, but in no event less than fair market value. Options granted under the Plan that are not exercised within three months after termination of employment revert back to the Plan.

         Under the Plan, the number and weighted average exercise prices of options granted for the years ended March 31, 2000 and 1999 are as follows:

                                                     March 31,       March 31,
                                                       2000            1999
                                                       ----            ----

                                                        Average         Average
                                                        exercise        exercise
                                                 Number  Price    Number  Price
                                                 ------  -----    ------  -----

        Outstanding at the beginning of
         the year                                50,000  $1.00   100,000 $1.00
        Outstanding at the end of the year      225,000   2.50    50,000  2.50
        Exercisable at the end of the year      225,000   2.50    20,500  2.50
        Granted during the year                 225,000   2.50      --    2.50
        Exercised during the year                    --     --      --      --
        Cancelled during the year                50,000   1.00    50,000  1.00




See accompanying independent auditors' report.

                    ONLINE STOCK MARKET GROUP AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               FOR THE PERIOD FROM OCTOBER 9, 1997 (INCEPTION) TO
                                 MARCH 31, 2000

(5)      Stock Options, Continued:

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the fair market value of the underlying stock on the date of grant, no compensation expense is recognized.

         Proforma information regarding net income and earnings per share under the fair value method has not been presented as the amounts are immaterial.

(6)      Commitments and Other:

         The Company entered into a three-year rental lease agreement for office space in April 1999. The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of March 31, 2000:

            Year ending March 31,
                    2001                         $  79,733
                    2002                            79,733
                                                 ---------
                                                 $ 159,466
                                                 =========

         Rent expense amounted to $60,610 (net of rent income of $12,000 from sublet of office space to affiliate) and $63,060 for the years ended March 31, 2000 and 1999, respectively.

         The Company has under management, investment assets of $8,735,000 at fair value as of March 31, 2000.

(7)      Related Party Transactions:

         During the year ended March 31, 2000, the Company paid a stockholder/related party through an affiliate approximately $24,000 for consulting services.

         The obligation to Virtual Wall Street, Inc. is due on demand and arose from collection of proceeds from a sale of stock held by Virtual Wall Street, Inc. as selling stockholder.

See accompanying independent auditors' report.
                                                                              11

================================================================================

--------------------------------------------------------------------------------

No dealer, salesperson or any other person is authorized to give any information or to make any representations not contained in this prospectus. This prospectus is an offer to sell only the shares offered here, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

--------------------------------------------------------------------------------

Until June 30, 2001 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               TABLE OF CONTENTS

Summary ...................................................................    5
Our Company ...............................................................    5
Risk Factors ..............................................................    7
Use of Proceeds ...........................................................   19
Capitalization ............................................................   20
Dilution ..................................................................   21
Business ..................................................................   22
Management Discussion of Analysis of Condition
and Results of Operations .................................................   34
Principal Stockholders ....................................................   36
Management ................................................................   37
Certain Transactions ......................................................   42
Description of Securities .................................................   42
Shares Eligible for Future Sale ...........................................   44
Available Information .....................................................   45
Dividend Policy ...........................................................   46
Stock Transfer Agent ......................................................   46
Experts ...................................................................   47
Legal Matters .............................................................   47
Index to Financial Statements .............................................  F-1

================================================================================


================================================================================


                              Online Stock Market
                                      Group

                                    2,500,000
                              SHARES COMMON STOCK
                            (no par value per share)




                            Online Stock Market Group
                      1875 Century Park East, Suite: 1880
                              Los Angeles, CA 90067

                               _____________,2000


================================================================================

                Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Officers and Directors

         The information required by this item is incorporated by reference to "indemnification" in the prospectus herein.

         At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under California law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

         Insofar as we may indemnify our directors, officers and controlling persons for liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

ITEM 25. Other Expenses of issuance and distribution

        SEC Registration Fee                                   $     2,640.00
        Blue Sky Fees and Expenses                             $    25,000.00
        Legal Fees and Expenses                                $    25,000.00
        Printing and Engraving Expenses                        $     6,000.00
        Accountant's Fees and Expenses                         $    25,000.00
        Postage & Mail                                         $     5,000.00
        Escrow Fee                                             $     2,400.00
        Advertising                                            $   909,000.00
                                                               --------------
                                                               $ 1,000,000.00
                     Total

        The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. Recent Sales of Unregistered Securities.

        (a) Unregistered Securities Sold within the past three years

         We issued 9,000,000 shares of common stock to Virtual Wall Street, Inc. in November 1997 in connection with our initial capitalization. The total price paid by Virtual Wall Street for the shares was $106,140, or $0.012 per share.

         We issued 1,227,450 shares of Series A Preferred Stock in a private placement, conducted beginning on November 3, 1997 and concluding on May 22,

1998. In the private placement, we offered units consisting of two shares of Series A Preferred Stock and a warrant issued by Virtual Wall Street to acquire one share of common stock of Virtual Wall Street, beginning on December 31, 1999, in exchange for 2 shares of Series A Preferred Stock of Virtual Stock Market. The price per unit was $2.00. The total consideration received by us in connection with this private placement was $1,180,500. The offer and sale of the shares was conducted pursuant to Rule 506 of Regulation D of the Commission without any general solicitation. There were 20 accredited and 35 nonaccredited purchasers. The identities of the purchasers are filed as confidential information pursuant to Rule 406.

         We issued 401,750 shares of common stock and warrants in a private placement, conducted beginning on July 1, 1999 and concluding on May 12, 2000. In the private placement, we offered units consisting of one share of Common Stock and a warrant to purchase one share of common stock at an exercise price of $3.75 beginning on July 2, 2000. The price per unit was $2.50. The total consideration received by us in connection with this private placement was $1,004,375. The offer and sale of the shares was conducted pursuant to Rule 506 of Regulation D of the Commission without any general solicitation. There were 41 accredited and 28 non-accredited purchasers. The identities of the purchasers are filed as confidential information pursuant to Rule 406.

                              ITEM 27. - EXHIBITS

                                Index to Exhibits
--------------------------------------------------------------------------------
SEC REFERENCE                 TITLE OF DOCUMENT                  LOCATION
NUMBER
--------------------------------------------------------------------------------

1.1                 Subscription Agreement                   *

3.1                 Articles of Incorporation                *

3.2                 Name Change Certificate                  *

3.3                 Bylaws                                   *

3.4                 Certificate of                           *
                    Determination

5.1                 Consent of Miles Garnett, Esq.           To be filed
                                                             with amendment

10.1                Lease Agreement                          *

10.2                Accrued Liability Agreement              *
                    with Online Stock Market, Inc.

10.3                License Agreement                        *
                    with Virtual Wall Street, Inc.

10.4                Trademark Applications                   *

10.5                Contract w/RND Resources, Inc.           *

10.6                Employment Agreement                     *

10.7                Common Stock Exchange                    *
                    Warrant Agreement

10.8                1998 Stock Option Plan                   *

10.9                Incentive Stock Option Agreement         *

10.10               Non Statutory Stock Option Agreement     *

10.11               Fully Disclosed Clearing Agreement       *

10.12               User Agreement                           *

23.1                Consent of Stonefield                    This filing page
                    Josephson, Inc., CPAs

27.1                Financial Data Schedule                  *

99.1                Letter Detailing the Non-Auditing        This filing page
                    Services

* Filed on Form SB-2 June 9, 2000 and incorporated here by reference.

ITEM 28. Undertakings

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement

         To include any prospectus required by section I O(a)(3) of the Securities Act of 1933;

         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of California law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment no. 1 to the registration statement to be signed on our behalf by the undersigned, in the City of Los Angeles, State of California, on July 20, 2000.

(Registrant)                          ONLINE STOCK MARKET GROUP

                                      By /s/ Michael B. Cratty
                                        ----------------------------------------
                                           Michael B. Cratty, President and
                                           Chairman of the Board of Directors

         In accordance with the Securities Act of 1933 this registration was signed by the following persons in the capacities and on the dates indicated.

(Signature)                          /s/   Paul Andre Albert
                                    --------------------------------------------
                                           Paul Andre Albert
                                           Director

(Date)                               July 20, 2000
                                    --------------------------------------------


(Signature)                          /s/   James J. Buhalis
                                    --------------------------------------------
                                           James J. Buhalis
                                           Director

(Date)                               July 20, 2000
                                    --------------------------------------------


(Signature)                          /s/   Michael Hoeper
                                    --------------------------------------------
                                           Michael R. Hoeper
                                           Director

(Date)                               July 20, 2000
                                    --------------------------------------------


(Signature)                           /s/  Linda Lee Schaitberger
                                    --------------------------------------------
                                           Linda Lee Schaitberger
                                           Director

(Date)                               July 20, 2000
                                    --------------------------------------------


(Signature)                          /s/   Dr. Blase Toto
                                    --------------------------------------------
                                           Dr. Blase Toto
                                           Director

(Date)                               July 20, 2000
                                    --------------------------------------------


(Signature)                          /s/   Hamilton Yeh
                                    --------------------------------------------
                                           Hamilton Yeh
                                           Director

(Date)                               July 20, 2000
                                    --------------------------------------------


(Signature)                          /s/   David A. Berge
                                    --------------------------------------------
                                           David A. Berge
                                           Chief Information Officer/Corporate
                                           Secretary

(Date)                               July 20, 2000
                                    --------------------------------------------


Who must sign: the small business issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least the majority of directors or persons performing similar functions.